Exhibit 10.14

LEASE AGREEMENT

(SINGLE TENANT BUILDING IN SINGLE BUILDING PROJECT)

between

BRIAN AVERY, TRUSTEE OF THE

1983 AVERY INVESTMENTS TRUST,

as “Landlord”

and

eHEALTHINSURANCE SERVICES, INC.

a Delaware corporation

as “Tenant”

TABLE OF CONTENTS

1.	PREMISES	1

2.	TERM	1

3.	RENT	2

4.	SECURITY DEPOSIT	7

5.	USE AND COMPLIANCE WITH LAWS	8

6.	ALTERATIONS	11

7.	MAINTENANCE AND REPAIRS	15

8.	TENANT’S TAXES	17

9.	UTILITIES AND SERVICES	17

10.	EXCULPATION AND INDEMNIFICATION	18

11.	INSURANCE	18

12.	DAMAGE OR DESTRUCTION	21

13.	CONDEMNATION	22

14.	ASSIGNMENT AND SUBLETTING	23

15.	DEFAULT AND REMEDIES	27

16.	LATE CHARGE AND INTEREST	30

17.	WAIVER	30

18.	ENTRY, INSPECTION AND CLOSURE	30

19.	SURRENDER AND HOLDING OVER	31

20.	ENCUMBRANCES	32

21.	ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS	33

22.	NOTICES	34

23.	ATTORNEYS’ FEES	34

i

24.	QUIET POSSESSION	34

25.	SIGNS	34

26.	COMMON AREAS	35

27.	RULES AND REGULATIONS	35

28.	LANDLORD’S LIABILITY	35

29.	CONSENTS AND APPROVALS	36

30.	BROKERS	36

31.	PARKING	36

32.	ENTIRE AGREEMENT	36

33.	MISCELLANEOUS	37

34.	TIME	38

35.	AUTHORITY	38

36.	OPTION TO EXTEND LEASE	38

INDEX OF DEFINED TERMS

Alterations	11
Award	22
Bonus Rent	25
Broker	36
Building	1
Building Systems	9
Claims	18
Commencement Date	1
Common Areas	35
Condemnation	22
Condemnor	22
controlling interest	24
Date of Condemnation	22
Encumbrance	32
Environmental Losses	9
Environmental Requirements	9
Event of Default	27
Expiration Date	1
Handled by Tenant	9
Handling by Tenant	9
Hazardous Materials	9
HVAC	9
Independent Review	6
Interest Rate	30
Landlord	1, 35
Laws	8
Liens	13
Mortgagee	33
Parking Facility	1
Permitted Hazardous Materials	10
Premises	1, 18
Property	1
Proposed Transferee	25
Rental Tax	17
Representatives	9
Rules and Regulations	8, 35
Service Failure	17
Statement	5
Tenant	1, 37
Tenant’s Share	5
Tenant’s Taxes	4, 17
Term	1
Trade Fixtures	14
Transfer	24
Transferee	25
Visitors	9

BASIC LEASE INFORMATION

Lease Date:

For identification purposes only, the date of this Lease is May     , 2004

Landlord:

Brian Avery, Trustee of the 1983 Avery Investments Trust

Tenant:

eHealthInsurance Services, Inc., a Delaware corporation

Building Address:

440 Middlefield Road, Mountain View, CA 94043

Total Building Square Footage

17,740 square feet ±

Term:

Sixty (60) full calendar months (plus any partial month at the beginning of the Term)

Anticipated Commencement Date:

The later of (i) August 27, 2004, or (ii) fourteen (14) days after substantial completion of the Initial Tenant Improvements (as defined in Section 6.6, below) and Landlord’s delivery of the Premises to Tenant, subject to the terms and conditions of Article 2, below.

Prior Occupancy

Landlord shall make reasonable efforts to deliver the Premises to Tenant on or before August 13, 2004, for the purposes of enabling Tenant to move Tenant’s property into the Premises and to perform any construction relating to the installation of telephone, computers, data/phone cabling and special fixtures not installed by Landlord.

Expiration Date:

The last day of the sixtieth (60th) full calendar month in the Term, pursuant to Section 2 hereof.

Monthly Base Rent:

Months	Monthly Base Rent
1-12	$22,175.00
13-24	$23,062.00
25-36	$23,949.00
37-48	$24,836.00
49-60	$25,723.00

Tenant’s Share:

One Hundred Percent (100%)

Security Deposit:

Cash in the amount of $51,446.00, pursuant to Section 4, below

Advance Rent:

Concurrently with its execution and delivery of this Lease, Tenant shall pay the Monthly Base Rent for the first full calendar month of the Term plus Landlord’s estimate of Additional Rent for such month, equal to $29,162.52.

Landlord’s Address for Payment of Rent and Notices:

The 1983 Avery Investments Trust

130 East Dana Street

Mountain View, CA 94041

Tenant’s Address for Notices:

Prior to the Commencement Date:

eHealthInsurance Services, Inc.

281 East Java Drive

Sunnyvale, CA 94089

Effective upon the Commencement Date, Tenant’s sole Address for Notices shall be the Premises address.

The Basic Lease Information set forth above is part of the Lease. In the event of any conflict between any provision in the Basic Lease Information and the Lease, the Lease shall control.

v

LEASE

THIS LEASE is made as of the Lease Date set forth in the Basic Lease Information, by and between the Landlord identified in the Basic Lease Information (“Landlord”) and the Tenant identified in the Basic Lease Information (“Tenant”). Landlord and Tenant hereby agree as follows:

1. PREMISES. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon and subject to the terms and conditions of this Lease, those certain premises (the “Premises”) consisting of that certain building (the “Building”) containing approximately 17,740 square feet located on the real property described in Exhibit A attached hereto and commonly known as 440 Middlefield Road, Mountain View, California. The Premises also include the appurtenant right to the exclusive use of the Common Areas (including without limitation, free of additional charge, the existing parking facilities located thereon (the “Parking Facility”), which parking facilities shall contain no less than four (4) parking spaces per each one thousand (1,000) square feet of space in the Premises). The real property on which the Building is located and all improvements thereon (including the Building and the Parking Facility) are referred to herein, collectively, as the “Property.”

2. TERM. The term of this Lease (the “Term”) shall commence on the date which is the later to occur of (i) August 27, 2004, or (ii) fourteen (14) days after substantial completion of the Initial Tenant Improvements (as defined in Section 6.6, below) and Landlord’s delivery of the Premises to Tenant (the “Commencement Date”) and, unless sooner terminated, shall expire on the last day of the month in which the fifth (5th) anniversary of the Commencement Date occurs (the “Expiration Date”). Landlord shall make reasonable efforts to deliver the Premises to Tenant on or before August 13, 2004, for the purposes of enabling Tenant to move Tenant’s property into the Premises and to perform any construction relating to the installation of telephone, computers, data/phone cabling and special fixtures not installed by Landlord. The date Landlord delivers the Premises to Tenant shall be referred to herein as the “Prior Occupancy Date”, and the fourteen (14) day period between the Prior Occupancy Date and the Commencement Date shall be referred to herein as the “Prior Occupancy Period”. If the Prior Occupancy Date has not occurred on or before October 31, 2004, Tenant shall be entitled to terminate this Lease by providing written notice to Landlord, in which event Landlord shall promptly refund any payments made by Tenant hereunder. During the Prior Occupancy Period (and with respect to any entry by Tenant or its agents on the Premises before the Prior Occupancy Date as provided in Section 6.6, below), Tenant shall not be liable for payment of any Monthly Base Rent or Additional Rent, but Tenant shall be bound by all of the other obligations under this Lease with respect to the Premises during such period, including without limitation satisfaction of the insurance requirements of Article 11. Notwithstanding anything in this Article 2 to the contrary, at any time after the Lease Date, Tenant shall be entitled to elect to postpone the Prior Occupancy Date to any date between the actual date of Substantial Completion of the Initial Tenant Improvements and September 6, 2004, by providing a written notice to Landlord, which notice shall specify the Prior Occupancy Date designated by Tenant.

3. RENT.

3.1 Monthly Base Rent. Commencing as of the Commencement Date and continuing throughout the Term of the Lease, Tenant shall pay to Landlord the Monthly Base Rent set forth in the Basic Lease Information (as the same may be adjusted pursuant to Section 6.6(a)(iii), below), without prior notice or demand, on the first day of each and every calendar month occurring during the Term. Tenant shall pay Monthly Base Rent and Landlord’s estimate of Additional Rent for one (1) month upon execution of this Lease, with such amounts to be credited to the first full calendar month of the Term. If the Commencement Date occurs on any day other than the first of the calendar month, Monthly Base Rent and Additional Rent for such partial month shall be prorated based on the actual number of days in such month and shall be paid on the Commencement Date, and the advance rental paid at execution shall be credited to following calendar month. Tenant shall not have the right to adjust the Monthly Base Rent based on any remeasurement of the Premises.

3.2 Additional Rent: Operating Costs and Taxes.

(a) Definitions.

(1) “Operating Costs” means all costs of owning, managing, operating, maintaining, repairing, replacing and restoring the Property, including all costs, expenditures, fees and charges for the following: (A) supplying, operating, managing, maintaining, repairing, replacing and restoring utilities, services and related Building Systems (including HVAC), sewers, storm drains, pest control, telecommunications facilities and equipment, recycling programs and trash removal (to the extent not paid directly by Tenant pursuant to this Lease); provided, however, that nothing contained in this subpart (A) shall be construed to make Landlord responsible for maintaining, repairing and/or replacing elements of the Property that are not part of Landlord’s obligations under Section 7.2 of this Lease; (B) maintaining, repairing, restoring and replacing the Common Areas of the Property (including the Parking Facility, including resurfacing, repainting, restriping and cleaning same), the nonstructural components of the Building’s exterior walls, and the roof of the Building, including the roof membrane; provided, however, that costs incurred to maintain, repair, restore and replace the structural components of the Building’s roof system shall not be Operating Costs; (C) compensation (including salaries, wages, employment taxes, fringe benefits and other payroll expenses of employees) for persons who perform duties in connection with the operation, management, maintenance and repair of the Property, such compensation to be appropriately allocated for persons who also perform duties unrelated to the Property; (D) premiums for property (including coverage for earthquake and flood if carried by Landlord), liability, rental income and other insurance relating to the Property, and expenditures for deductible amounts paid under such insurance; (E) licenses, permits, certificates and inspections; (F) complying with the requirements of any Laws; (G) amortization of capital improvements to or replacements of the Property, with interest on the unamortized balance at the rate paid by Landlord on funds borrowed to finance such capital improvements or replacements (or, if Landlord finances such improvements out of Landlord’s funds without borrowing, the rate that Landlord would have paid to borrow such funds, as reasonably determined by Landlord), over the useful life of such improvements or replacements, as determined in accordance with commercially reasonable standards for such improvements or replacements (except that Operating Costs shall not include amortization of capital improvements to or replacements of the Property that are to be performed at Landlord’s sole cost and expense pursuant to Section 7.2 of this Lease); provided, however, that the foregoing notwithstanding, if the total amount of such amortization for a calendar year occurring during the Term is less than $15,000.00, Landlord shall be entitled to accelerate the amortization of the capital improvements and/or replacements in question and include in Operating Costs up to $15,000.00 of amortization for the calendar year; (H) property management fees equal to three percent (3.0%) of the annual amount of Monthly Base Rent payable hereunder; (I) complying with and/or performing obligations under any reciprocal easement agreement or other similar arrangement with adjacent property owners; (J) reasonable accounting, legal and other professional services incurred in connection with the operation of the Property and the calculation of Operating Costs and Taxes; (K) a reasonable allowance for depreciation on machinery and equipment used to operate and maintain the Property and on other personal property owned by Landlord in the Property; (L) contesting the validity or applicability of any Laws that may affect the Property; (M) reserves for future expenditures of the type described herein, as reasonably determined by Landlord; (N) supplies, materials, tools and rental equipment; and (O) any other cost, expenditure, fee or charge, whether or not hereinbefore described, which in accordance with generally accepted property management practices would be considered a reasonable expense of managing, operating, maintaining, repairing and/or improving the Property.

Operating Costs shall not include (i) ground rent payments; (ii) interest and principal payments on loans or indebtedness of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured; (iii) depreciation, except to the extent included in Operating Costs pursuant to subpart (K) of the first paragraph of this provision; (iv) costs, fines or penalties incurred due to the violation of any Law by Landlord and/or its employees, agents or contractors; (v) salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Property; (vi) general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership or other entity, including general corporate, legal and accounting expenses incurred in connection therewith; (vii) costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, service providers, purchasers or mortgagees of the Building or the Property; (viii) tax penalties, fines or interest incurred as a result of Landlord’s failure, inability or unwillingness to pay and/or to file any tax or informational returns when due, or from Landlord’s failure to make any tax payment required to be made by Landlord before delinquency (other than to the extent any such failure to pay and/or to file, or to pay before delinquency, is due to Tenant’s failure to timely pay Tenant’s Share of Taxes and/or Tenant’s Taxes); (ix) overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Building or the Property to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis; (x) costs arising from Landlord’s charitable or political contributions; (xi) costs incurred in connection with the sale or refinancing of the Building or the Property; (xii) income taxes measured by the net income of Landlord or the owner of any interest in the Building or the Property, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary transfer taxes imposed in connection with recording a deed transferring an interest in the Property or any portion thereof or interest therein; (xiii) any expense to the extent covered and actually paid by insurance; (xiv) any costs and expenses incurred to comply with Environmental Requirements that do not arise out of or result from Hazardous Materials Handled by Tenant, and (xv) any and all costs to maintain the landscaping on the Property (such costs are included in the “Tax and Landscape Expense” pursuant to Section 3.2(a)(3), below).

(2) “Taxes” means all real property taxes and general, special and district assessments and other governmental impositions, fees, levies and charges of whatever kind, nature or origin, imposed on, or by reason of the ownership or use of, the Property, including: governmental charges, fees or assessments for transit or traffic mitigation (including area-wide traffic improvement assessments and transportation system management fees), housing, police, fire or other governmental service or purported benefits to the Property, including assessments, taxes, fees, levies and charges imposed by governmental agencies for such purposes as street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services; personal property taxes assessed on the personal property of Landlord used in the operation of the Property; service payments in lieu of taxes; any tax, fee or excise on the use or occupancy of any part of the Property, or on rent for the Property or for space in the Property; and any other fees, taxes or assessments of any kind or nature whatsoever levied or assessed in addition to, in lieu of or in substitution for existing or additional real or personal property taxes on the Property or the personal property described above; any increases in the foregoing caused by changes in assessed valuation, tax rate or other factors or circumstances; and the reasonable cost of contesting by appropriate proceedings the amount or validity of any taxes, assessments or charges described above; but excluding income taxes measured by the net income of Landlord or the owner of any interest in the Building or the Property, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary transfer taxes imposed in connection with recording a deed transferring an interest in the Property or any portion thereof or interest therein. To the extent paid by Tenant as “Tenant’s Taxes” (as defined in Section 8), “Tenant’s Taxes” shall be excluded from Taxes. Taxes paid by Tenant hereunder as Additional Rent shall be subject to the limitations set forth in Section 3.2(a)(3), below.

(3) “Tax and Landscape Expense” means an amount equal to $4,257.60 per month, representing Landlord’s current monthly expense for Taxes and maintenance of all landscaping at the Property. As partial consideration for this Lease, Landlord agrees that the Tax and Landscape Expense shall not be increased during the initial Term of this Lease.

(4) “Tenant Improvement Expense” means the cost of all Alternate Items, as defined in and selected by Tenant pursuant to Section 6.6, below, amortized over the initial Term of the Lease at eight percent (8%) interest per annum. The Tenant Improvement Expense shall be an additional monthly payment by Tenant to Landlord equal to $0.02028 per month multiplied by Landlord’s total, actual cost of the Alternate Items selected by Tenant (which cost shall include materials and labor for all Alternate Items plus a pro rata allocation of all other expenses arising in connection with construction of the Initial Tenant Improvements, including without limitation contractor’s subcontractors’ fee, profit and overhead, general conditions and insurance).

(5) “Tenant’s Share” means one hundred percent (100%).

(b) Additional Rent.

(1) Commencing on the Commencement Date and continuing throughout the Term of the Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of the sum of Operating Costs and the Tax and Landscape Expense for each calendar year, or portion thereof, occurring during the Term (except that Tenant’s Share of estimated Operating Costs and the Tax and Landscape Expense for the first full calendar month of the Term shall be paid upon Tenant’s execution of this Lease), and during the initial Term, Tenant shall also pay the Tenant Improvement Expense as Additional Rent with each regular, monthly payment of Rent.

(2) Prior to Commencement Date and thereafter prior to the end of each calendar year, Landlord shall notify Tenant of Landlord’s estimate of Operating Costs and the Tax and Landscape Expense to be paid as a component of Additional Rent for the following calendar year. Commencing on the first day of January of each calendar year and continuing on the first day of every month thereafter in such year, Tenant shall pay to Landlord one-twelfth (1/12th) of such estimated Additional Rent. If Landlord thereafter estimates that Operating Costs for such year will vary from Landlord’s prior estimate, Landlord may, on not less than thirty (30) days’ prior written notice to Tenant, revise the estimate for such year (and Additional Rent shall thereafter be payable based on the revised estimate). Landlord’s initial estimate of Operating Costs is $2,729.92 per month, which, together with the monthly Tax and Landscape Expense of $4,257.60, is payable as Additional Rent beginning on the Commencement Date.

(3) As soon as reasonably practicable after the end of each calendar year, Landlord shall furnish Tenant a statement (the “Statement”) with respect to such year, showing Operating Costs, the Tax and Landscape Expense and any other Additional Rent for the year, and the total payments made by Tenant with respect thereto. Unless Tenant raises any objections to Landlord’s Statement within ninety (90) days after receipt of the same, such Statement shall conclusively be deemed correct and Tenant shall have no right thereafter to dispute such Statement or any item therein or the computation of Additional Rent based thereon. If Tenant does object to such Statement within the requisite time period, then Landlord shall provide Tenant with reasonable verification of the figures shown on the Statement and the parties shall negotiate in good faith to resolve any disputes. If after such negotiations Landlord and Tenant cannot agree upon the amount of Operating Costs, then Tenant shall have the right to have an independent public accounting firm selected by Tenant from among the five (5) largest firms in the United States, working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense) and approved by Landlord (which approval shall not be unreasonably withheld or delayed), audit and/or review Landlord’s books and records relating to the Statement and the calculation of Operating Costs for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant, unless Landlord elects, within sixty (60) days of receipt of the results of the Independent Review, to initiate legal proceedings to resolve any disputes regarding conclusions in the Independent Review that Landlord does not accept. If the Independent review and/or any legal proceedings with respect thereto show that the Operating Costs actually paid by Tenant for the calendar year in question exceeded Tenant’s obligations for such calendar year, Tenant may offset such excess against Rent due under the Lease or, if no rent remains due, Landlord shall pay the excess to Tenant within fifteen (15) days after final determination of the Operating Costs after deducting all other amounts due Landlord. If the Independent Review and/or any legal proceedings with respect thereto show that Tenant’s payments of Operating Costs for such calendar year were less than Tenant’s obligation for the calendar year, Tenant shall pay the deficiency to the Landlord within fifteen (15) days after final determination of the Operating Costs. If the Independent Review and/or any legal proceedings with respect thereto show that Tenant has overpaid Operating Costs for the year in question by more than five percent (5%), then Landlord shall reimburse Tenant for all reasonable costs paid by Tenant to the firm performing the Independent Review. Operating Costs for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated. Any failure of Landlord to deliver Landlord’s Statement as provided herein shall not relieve Tenant of Tenant’s obligation to pay any amounts due Landlord based on Landlord’s Statement, so long as the Statement for any calendar year is delivered not later than nine (9) months after the end of the calendar year.

(4) If Tenant’s Additional Rent as finally determined for any calendar year exceeds the total payments made by Tenant on account thereof, and Tenant does not timely object thereto as permitted under subparagraph (3) above, Tenant shall pay Landlord the deficiency within fifteen (15) days of Tenant’s receipt of Landlord’s Statement. If, however, Tenant timely objects to the Landlord’s Statement as permitted under subparagraph (3), above, Tenant shall pay Landlord any deficiency within fifteen (15) days of the completion of good faith negotiations or Tenant’s receipt of the results of the Independent Review, as applicable. If the total payments made by Tenant on account thereof exceed Tenant’s Additional Rent as finally determined for such year, Tenant’s excess payment shall be credited toward the rent next due from Tenant under this Lease. For any partial calendar year at the beginning or end of the Term, Additional Rent shall be prorated on the basis of a 365-day year by computing Tenant’s Share of the Operating Costs and the Tax and Landscape Expense for the entire year and then prorating such amount for the number of days during such year included in the Term. Notwithstanding the termination of this Lease, Landlord shall pay to Tenant or Tenant shall pay to Landlord, as the case may be, within fifteen (15) days after Tenant’s receipt of Landlord’s final Statement for the calendar year in which this Lease terminates, unless Tenant timely objects thereto as permitted under subparagraph (3) above, the difference between Tenant’s Additional Rent for that year, as finally determined by Landlord, and the total amount previously paid by Tenant on account thereof.

The obligations of Landlord to refund any overpayment of Additional Rent and of Tenant to pay any Additional Rent not previously paid shall survive the expiration or earlier termination of this Lease.

3.3 Payment of Rent. All amounts payable or reimbursable by Tenant under this Lease, including late charges and interest, shall constitute rent and shall be payable and recoverable as rent in the manner provided in this Lease. Any sums payable to Landlord on demand under the terms of this Lease shall be payable within fifteen (15) days after notice from Landlord of the amount due. All rent shall be paid without offset, recoupment or deduction in lawful money of the United States of America to Landlord at Landlord’s Address for Payment of Rent as set forth in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate.

4. SECURITY DEPOSIT. Concurrently with the execution of this Lease, Tenant shall deposit with Landlord, as security for the full and faithful performance of each and every obligation of Tenant under this Lease, cash in the amount of Fifty One Thousand Four Hundred Forty Six and no/100 Dollars ($51,446.00). If Tenant commits an Event of Default under this Lease, Landlord may, without prejudice to any other remedy Landlord has, apply all or a part of the Cash Security Deposit and apply all or a part of the funds drawn down to: (a) any rent or other sum in default; (b) any foreseeable amount that Landlord may reasonably spend or become obligated to spend in exercising Landlord’s rights under this Lease or otherwise by reason of the Event of Default; and/or (c) any expense, loss or damage that Landlord may suffer because of Tenant’s default, including costs and reasonable attorneys’ fees incurred by Landlord to recover possession of the Premises following an Event of Default; and it is understood and agreed that Landlord, in its sole discretion, shall have the right to elect whether and in what order to so apply the Cash Security Deposit.

Tenant waives the provisions of California Civil Code Section 1950.7, and all other provisions of law now in force or that become in force after the date of execution of this Lease, that provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant, or to clean the Premises. Landlord and Tenant agree that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any foreseeable or unforeseeable loss or damage caused by the act or omission of Tenant. Tenant may not assign or encumber the Cash Security Deposit, and any attempt to do so shall be void and, in all events, not binding upon Landlord.

In the event Landlord applies all or a portion of the Cash Security Deposit as permitted hereunder, Tenant shall, upon written demand of Landlord, forthwith deposit with Landlord an amount of cash sufficient to replenish the Cash Security Deposit to the full amount thereof, and Tenant’s failure to do so within five (5) days after receipt of such demand from Landlord shall constitute an Event of Default by Tenant for which, anything in this Lease to the contrary notwithstanding, Tenant shall not be entitled to any additional notices or cure periods. Within sixty (60) days after the expiration of the Term of this Lease by lapse of time, and provided that Tenant has paid all of the rental herein called for and fully performed all of the other covenants and obligations on its part to be performed, Landlord shall return to Tenant the Cash Security Deposit, less any portion thereof which may have been applied by Landlord as permitted hereunder. Landlord may commingle the Cash Security Deposit with Landlord’s general and other funds, and Landlord shall not be required to pay interest on the Cash Security Deposit to Tenant. If Landlord disposes of its interest in the Property, Landlord may deliver or credit the Cash Security Deposit to Landlord’s successor-in-interest, and Landlord thereupon shall be relieved of further responsibility with respect to the Cash Security Deposit.

5. USE AND COMPLIANCE WITH LAWS.

5.1 Use. The Premises shall be used and occupied only for general office, administration, research and development, light manufacturing, laboratory and other legal uses, all to the extent directly related to Tenant’s business, and for no other use or purpose. Landlord shall deliver the Premises (and the Property) to Tenant on the Prior Occupancy Date in compliance with all Laws, including without limitation the Americans with Disabilities Act and all Environmental Requirements (as defined in Section 5.2(a)(2), below), and Landlord hereby represents and warrants that, as of the Lease Date, Landlord has not received any written notice of noncompliance with respect to the Property or the Premises. At its sole expense, Landlord shall correct any noncompliance noted by Tenant in writing during the period of one hundred eighty (180) days after the Prior Occupancy Date (the “Warranty Period”). After the expiration of the Warranty Period (as defined in Section 7.1, below), Tenant, at its sole expense, shall comply with all present and future Laws relating to the condition, use or occupancy of the Premises (and shall discharge its obligations under Section 7.1 in compliance with all Laws and shall make any repairs, alterations or improvements as required to comply with all such Laws), and shall observe the “Rules and Regulations” (as defined in Section 27); provided, however, that Tenant shall not be required to make or pay for, structural changes to the Premises or the Building not related to Tenant’s specific use of the Premises unless the requirement for such changes is imposed as a result of any Alterations or other improvements or additions made or proposed to be made by Tenant or at Tenant’s request. The term “Laws,” as used in this Lease, means all statutes, ordinances, codes, rules, regulations, requirements, licenses, permits, certificates, judgments, decrees, orders or directives of any federal, state, county or local governmental or quasi-governmental authority, agency, department, board panel or court now in force or which may hereafter be in force, as same may be amended. Tenant shall not do, bring, keep or sell anything in or about the Premises that is prohibited by, or that will cause a cancellation of, any insurance policy covering the Property or any part thereof. Tenant shall not permit the Premises to be occupied or used in any manner that will constitute waste or a nuisance, or disturb any occupant of property adjacent to the Property. Without limiting the foregoing, the Premises shall not be used for educational activities (other than Tenant’s internal training sessions), practice of medicine or any of the healing arts, providing social services, for any governmental use (including embassy or consulate use), or for a personnel agency, studios for radio, television or other media, travel agency or reservation center operations or uses. Tenant shall not, without the prior consent of Landlord, (i) bring onto the Property anything that may cause substantial noise, odor or vibration, overload the floors in the Building or any of the Building Systems, or jeopardize the structural integrity of the Building or any part thereof;

(ii) connect to the utility systems of the Building any apparatus, machinery or other equipment other than typical office equipment; or (iii) connect to any electrical circuit in the Building any equipment or other load with aggregate electrical power requirements in excess of 80% of the rated capacity of the circuit. The term “Building Systems,” as used in this Lease, means the heating, ventilating and air-conditioning (“HVAC”), mechanical, elevator, plumbing and sewer, electrical, fire protection, life safety, security and other systems in the Building and all components thereof.

5.2 Hazardous Materials.

(a) Definitions.

(1) “Hazardous Materials” shall mean any substance, material or waste (A) that now or in the future is regulated or governed by, requires investigation or remediation under, or is defined as a hazardous waste, hazardous substance, hazardous material, pollutant or contaminant under any Laws, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and Sections 25117 and 25316 of the California Health and Safety Code, or (B) that is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, dangerous or otherwise hazardous, including gasoline, diesel fuel, petroleum hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, radon and urea formaldehyde foam insulation.

(2) “Environmental Requirements” shall mean all present and future Laws and other requirements of any kind applicable to Hazardous Materials.

(3) “Handled by Tenant” and “Handling by Tenant” shall mean and refer to any installation, handling, generation, storage, use, disposal, discharge, release, abatement, removal, transportation, or any other activity of any type by Tenant or its agents, employees, contractors, licensees, assignees, sublessees, transferees or representatives (collectively, “Representatives”) or its guests, customers, invitees, or visitors (collectively, “Visitors”), at or about the Premises and/or the Property in connection with or involving Hazardous Materials.

(4) “Environmental Losses” shall mean all costs and expenses of any kind (including attorneys’ fees), damages, including foreseeable and unforeseeable consequential damages, fines and penalties incurred in connection with any violation of and/or compliance with Environmental Requirements and all losses of any kind attributable to the diminution of value, loss of use or adverse effects on marketability or use of any portion of the Property.

(b) Tenant’s Covenants. No Hazardous Materials shall be Handled by Tenant at or about the Premises or Property without Landlord’s prior written consent, which consent may be granted, denied, or conditioned upon compliance with Landlord’s requirements, all in Landlord’s absolute discretion. Notwithstanding the foregoing, normal quantities and use of those products containing small amounts of Hazardous Materials customarily used in the conduct of general office activities, such as copier fluids and cleaning supplies (“Permitted Hazardous Materials”), may be used and stored at the Premises without Landlord’s prior written consent, provided that Tenant’s activities at or about the Premises and Property and the Handling by Tenant of all such products and the Hazardous Materials therein shall comply at all times with all Environmental Requirements. At the expiration or termination of the Lease, Tenant shall promptly remove from the Property all Hazardous Materials Handled by Tenant at the Property. Tenant shall keep Landlord fully and promptly informed of all Handling by Tenant of Hazardous Materials other than Permitted Hazardous Materials. Tenant shall be responsible and liable for the compliance with all of the provisions of this Section by all of Tenant’s agents, employees and contractors (“Tenant’s Representatives”) and Tenant’s visitors, clients, guests and invitees (“Tenant’s Visitors”), and all of Tenant’s obligations under this Section (including its indemnification obligations under paragraph (e) below) shall survive the expiration or earlier termination of this Lease.

(c) Compliance. Tenant shall at Tenant’s expense promptly take all actions required by any governmental agency or entity in connection with or as a result of the Handling by Tenant of Hazardous Materials at or about the Property, including inspection, monitoring and testing, performing all cleanup, removal and remediation work required with respect to those Hazardous Materials, complying with all closure requirements and post-closure monitoring, and filing all required reports or plans. All of the foregoing work and all Handling by Tenant of all Hazardous Materials shall be performed in a good, safe and workmanlike manner by consultants and contractors qualified and licensed to undertake such work and in a manner that will not interfere with any other tenant’s quiet enjoyment of the Property or Landlord’s use, operation, leasing and sale of the Property. Tenant shall deliver to Landlord prior to delivery to any governmental agency, or promptly after receipt from any such agency, copies of all permits, manifests, closure or remedial action plans, notices, and all other documents or communications relating to the Handling by Tenant of Hazardous Materials and/or compliance with Environmental Requirements regarding same at or about the Property. If any lien attaches to the Premises or the Property in connection with or as a result of the Handling by Tenant of Hazardous Materials, and Tenant does not cause the same to be released, by payment, bonding or otherwise, within ten (10) days after the attachment thereof, Landlord shall have the right but not the obligation to cause the same to be released and any sums expended by Landlord (plus Landlord’s administrative costs) in connection therewith shall be payable by Tenant on demand.

(d) Landlord’s Rights. Landlord shall have the right, but not the obligation, to enter the Premises during normal business hours and upon three (3) days advance oral or written notice to Tenant (and without notice in emergencies) (i) to confirm Tenant’s compliance with the provisions of this Section 5.2, and (ii) to perform Tenant’s obligations under this Section if Tenant has failed to do so after reasonable notice to Tenant. If Landlord reasonably believes that Tenant has breached its obligations herein with respect to Hazardous Materials-Handled by Tenant, Landlord shall also have the right to engage qualified Hazardous Materials consultants to inspect the Premises and review the Handling by Tenant of Hazardous Materials, including review of all permits, reports, plans, and other documents regarding same. If such inspection shows that Tenant has breached its obligations herein regarding Hazardous

Materials Handled by Tenant, Tenant shall pay to Landlord on demand the costs of Landlord’s consultants’ fees and all costs incurred by Landlord in performing Tenant’s obligations under this Section. Landlord shall use reasonable efforts to minimize any interference with Tenant’s business caused by Landlord’s entry into the Premises, but Landlord shall not be responsible for any interference caused thereby.

(e) Tenant’s Indemnification. Tenant agrees to indemnify, defend, protect and hold harmless Landlord and its partners or members and its or their partners, members, directors, officers, shareholders, employees and agents against and from all Environmental Losses and all other claims, actions, losses, damages, liabilities, costs and expenses of every kind, including reasonable attorneys’, experts’ and consultants’ fees and costs, incurred at any time and arising from or in connection with the Handling by Tenant of Hazardous Materials at or about the Property or Tenant’s failure to comply in full with all Environmental Requirements that are the responsibility of Tenant pursuant to subsections (b) and (c) of this Section 5.2. Notwithstanding anything in this Section 5.2 to the contrary, Tenant shall not be responsible for the clean up or remediation of, and shall not be required to indemnify Landlord against any costs or liabilities attributable to, any Hazardous Materials places on or about the Premises(i) by third parties not related to Tenant or Tenant’s Representatives, including, without limitation, any Hazardous Materials existing on the Premises prior to the Prior Occupancy Date, or (ii) by Landlord at any time.

(f) Landlord’s Representation. The Property is located in the vicinity of various parcels of real property that have been the subject of prior investigation, remediation and oversight by State and Federal governmental authorities, and the Property has been the subject of investigation, remediation and oversight in connection with contamination by Hazardous Materials migrating in, on and under the Property from such nearby sites. Tenant agrees and acknowledges that, prior to the Lease Date, Landlord has made available to Tenant all reports, results and other written communications to and from governmental authorities concerning Hazardous Materials in, on or under the Property and various sites in the vicinity of the Property which are in Landlord’s possession (collectively, the “Reports”). Except as disclosed in the Reports, Landlord represents to Tenant that, as of the Lease Date and as of the Prior Occupancy Date: (i) there have been no previous spills of Hazardous Materials in the Building, and (ii) the Premises and the Property are in compliance with all Environmental Requirements.

6. ALTERATIONS.

6.1 Landlord’s Consent.

(a) Tenant shall not make or permit to be made any alterations, additions, installations or improvements within, on, to or about the Building, any part thereof (including the roof and the Building Systems), or any other part of the Property (singularly and collectively, “Alterations”) without the prior written consent of Landlord in each instance. The foregoing notwithstanding, Tenant may construct Alterations in the Building without Landlord’s prior written consent to the extent the aggregate cost of all such Alterations constructed during any twelve (12) month period occurring during the Term of the Lease does not exceed $25,000.00, and provided that (i) the Alterations are to the interior of the Building and do not affect the outside appearance of the Building, the Alterations are nonstructural and do not impair the structural integrity of the Building, and the Alterations do not affect the proper functioning of the Building Systems or other utilities, systems and services of the Building, (ii) Tenant gives Landlord written notice describing the Alterations not less than fifteen (15) days prior to commencing the construction thereof, and (iii) such Alterations shall otherwise be subject to the provisions of this Lease regarding Alterations. In addition, Landlord hereby approves Tenant’s installation of either (A) an outdoor fence around the back patio area of the Building the “Fence”), or (B) Tenant’s planting hedges (the “Hedges”) in lieu of the Fence to enclose the back patio area of the Building; provided, however, that (a) the Fence or Hedges shall be installed at Tenant’s sole expense, (b) Tenant shall not drill into or otherwise deface the existing surface of the back patio to install the Fence or Hedges, (c) at Landlord’s election, Tenant shall remove the Fence and Hedges at its expense upon the expiration or earlier termination of this Lease, (d) Tenant shall comply with all Laws applicable to the Fence or Hedges, and (e) Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any claims, demands, actions, liabilities, damages, losses, costs and expenses (including reasonable attorneys fees) arising in connection with Tenant’s installation or removal of the Fence or Hedges.

(b) Landlord will not unreasonably withhold or delay its consent to any Alterations, provided that all of the following conditions shall be satisfied: (i) the Alterations are to the interior of the Building and do not affect the outside appearance of the Building; (ii) the Alterations are nonstructural and do not impair the structural integrity of the Building or any part thereof; (iii) the Alterations do not affect the proper functioning of the Building Systems or other utilities, systems and services of the Building, or materially increase the usage thereof by Tenant; (iv) Landlord shall have approved the final plans and specifications for the Alterations, any subsequent changes thereto, and all contractors and subcontractors who will perform them; (v) all costs and expenses incurred in connection with the Alterations, including the construction and installation thereof, the preparation of the plans and specifications therefore, and the attaining of all necessary governmental approvals and permits, shall be paid by Tenant; and (vi) Tenant shall pay to Landlord the costs and expenses actually incurred by Landlord in reviewing Tenant’s plans and specifications and inspecting the Alterations to determine whether they are being performed in accordance with the approved plans and specifications and in compliance with Laws, including the fees of any architect or engineer employed by Landlord for such purpose. To the extent any proposed Alterations by Tenant affect the outside appearance of the Building (not including the Fence, which Landlord has approved subject to the terms and conditions of subsection (a), above), are structural or may impair the structural integrity of the Building or any part thereof, or may affect the proper functioning of the Building Systems or other utilities, systems and services of the Building, or materially increase the usage thereof by Tenant, Landlord may give or withhold its consent to such Alterations in Landlord’s sole and absolute discretion. Anything in this Section 6.1(b) to the contrary notwithstanding, in the event Tenant requests Landlord’s consent to Alterations that, either alone or when combined with previous Alterations of Tenant, will result in the installation of Alterations costing more than $50,000.00 that Tenant may be required to remove upon the expiration or earlier termination of the Lease, Landlord, as a condition of giving its consent to any such Alterations, may require Tenant to deliver to Landlord additional funds to secure Tenant’s obligation to remove such Alterations and restore the Premises, any such additional funds to be held by Landlord as part of the Cash Security Deposit.

(c) Not less than fifteen (15) days nor more than twenty (20) days prior to commencement of any Alterations, Tenant shall notify Landlord of the work commencement date so that Landlord may post notices of nonresponsibility about the Property. All Alterations must comply with all Laws, the other terms of this Lease, and the final plans and specifications approved by Landlord, and Tenant shall fully and promptly comply with and observe any rules and regulations of Landlord then in force with respect to the making of Alterations and/or imposed by Landlord in connection with its approval of the plans and specifications for the Alterations. Landlord’s review and approval of Tenant’s plans and specifications are solely for Landlord’s benefit, and Landlord shall have no duty toward Tenant, nor shall Landlord be deemed to have made any representation or warranty to Tenant, with respect to the safety, adequacy, correctness, efficiency or compliance with Laws of the design of the Alterations, the plans and specifications therefor, or any other matter regarding the Alterations. Tenant shall be responsible for any additional alterations and improvements required by Laws to be made to or in the Building or any other part of the Property as a result of any Alterations made by or for Tenant.

6.2 Ownership and Surrender of Alterations. Upon their installation, all Alterations, including, but not limited to, wall covering, paneling and built-in cabinetry, but excluding Trade Fixtures (as defined in Section 6.5, below), shall become a part of the realty and belong to Landlord and shall be surrendered with the Property; provided, however, that Landlord reserves the right to require Tenant to remove from the Property, at Tenant’s expense, upon the expiration or earlier termination of the Lease, any Alterations installed by Tenant. If Tenant so requests in writing at the time Tenant submits its plans and specifications for the Alterations to Landlord for Landlord’s approval, Landlord shall notify Tenant at that time whether Tenant will be required to remove all or any portion of the Alterations from the Property upon the expiration or earlier termination of the Lease.

6.3 Liens. Tenant shall pay when due all claims for labor, materials and services furnished by or at the request of Tenant or Tenant’s Representatives. Tenant shall keep the Property free from all liens, security interests (with the exception of security instruments on equipment leased by Tenant) and encumbrances (including, without limitation, all mechanic’s liens and stop notices) created as a result of or arising in connection with any Alterations or any other labor, services or materials provided for or at the request of Tenant or Tenant’s Representatives, or any other act or omission of Tenant or Tenant’s Representatives, or persons claiming through or under them (such liens, security interests and encumbrances singularly and collectively are herein called “Liens”). Tenant shall not use materials in connection with the Alterations that are subject to any Liens. Tenant shall indemnify Landlord against, and hold Landlord harmless from: (a) all Liens; (b) the removal of all Liens and any actions or proceedings related thereto; and (c) all Claims in connection with the foregoing. If Tenant fails to keep the Property free from Liens, then, in addition to any other rights and remedies available to Landlord, Landlord may take any action necessary to discharge such Liens, including payment to the claimant on whose behalf the Lien was filed. Any sums expended by Landlord (plus Landlord’s administrative costs) in connection with any such action shall be payable by Tenant on demand with interest thereon from the date of expenditure by Landlord at the Interest Rate (as defined in Section 16.2). Neither Landlord’s curative action nor the reimbursement of Landlord by Tenant shall cure Tenant’s default in failing to keep the Property free from Liens.

6.4 Additional Requirements. Tenant shall obtain all necessary permits and certificates for the commencement and performance of Alterations and for final approval thereof upon completion, and shall cause the Alterations to be performed in compliance therewith and with all applicable Laws and insurance requirements, and in a good, first-class and workmanlike manner. Tenant, at its expense, shall diligently cause the cancellation or discharge of all notices of violation arising from or otherwise connected with Alterations, or any other work, labor, services or materials done for or supplied to Tenant or Tenant’s Representatives, or by any person claiming through or under Tenant or Tenant’s Representatives. Alterations shall be performed so as not to cause labor disharmony or to delay or impose any additional expense on Landlord in the maintenance, repair or operation of the Property. Throughout the performance of the Alterations, Tenant, at its expense, shall carry, or cause to be carried, in addition to the insurance described in Section 11, Workers’ Compensation insurance in statutory limits and such other insurance as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with satisfactory evidence that such insurance is in effect at or before the commencement of the Alterations and, upon request, at reasonable intervals thereafter until completion of the Alterations. Upon completion of any Alterations, Tenant shall deliver to Landlord, at no expense to Landlord, a complete set of as-built plans for the Alterations.

6.5 Trade Fixtures. Subject to the provisions of Section 5, and the foregoing provisions of this Section, Tenant may install and maintain furnishings, equipment, movable partitions, business equipment and other trade fixtures (“Trade Fixtures”) in the Building, provided that the Trade Fixtures do not become an integral part of the Building. Tenant shall promptly repair any damage to the Building caused by any installation or removal of such Trade Fixtures. Tenant agrees and acknowledges that the Initial Tenant Improvements provided by Landlord pursuant to Section 6.6, below, do not constitute Tenant’s “Trade Fixtures”.

6.6 Initial Tenant Improvements. Landlord shall deliver the Premises to Tenant on the Prior Occupancy Date, and all of the alterations and furnishings described in the “Preliminary Plans” and “Specifications” attached hereto as Exhibits C and D, respectively (the “Initial Tenant Improvements”), shall be installed in the Premises at Landlord’s sole expense.

(a) Prior to construction of the Initial Tenant Improvements, Tenant shall have the opportunity to select or reject certain alternate components of the Initial Tenant

Improvements listed on Exhibit D, attached hereto (“Alternate Items”), the cost of which exceed Landlord’s budget for the Initial Tenant Improvements. Tenant shall reimburse Landlord for the cost of such Alternate Items by payment of the Tenant Improvement Expense pursuant to Section 3.2, above. In addition to selecting or rejecting the Alternate Items listed on Exhibit D, after the Lease Date Tenant shall also select the cubicles to be installed in the Premises by choosing to (i) approve the cubicles designated on Exhibit D (Specifications), in which case no adjustments will be made to Tenant’s payment obligations hereunder; (ii) elect to have Landlord install more expensive cubicles, in which case (1) Landlord shall pay up to $146,564.00 for such cubicles and any expenses to acquire and install such cubicles in excess of $146,564.00 shall be included in the cost of Alternate Items for the purpose of calculating the Tenant Improvement Expense, and (2) Landlord shall own such cubicles throughout the Term and thereafter, without any obligation to pay for such cubicles beyond the initial $146,564.00 paid by Landlord; or (iii) acquire and install cubicles at its sole expense, in which case (1) Tenant shall be entitled to a reduction in Monthly Base Rent equal to $.09 cents per square foot per month ($1,596.60 per month), and (2) installation of the cubicles shall not be a condition to Substantial Completion (as defined in Exhibit E) of the Initial Tenant Improvements and the occurrence of the Prior Occupancy Date. Tenant shall make its election with respect to Alternate Items and cubicles within three (3) days after written notice from Landlord that the Tenant’s selection of the foregoing items must be finalized in order to avoid any delays in the Construction Schedule (based on the advice of Landlord’s Representative).

(b) Prior to substantial completion of the Initial Tenant Improvements and without causing the Prior Occupancy Date to occur, Tenant and its agents shall be entitled to enter the Premises for the purposes of performing certain work (anticipated to consist primarily of installation of Tenant’s server equipment in the server room) so long as such work does not interfere with or delay substantial completion of the Initial Tenant Improvements.

(c) Landlord shall make reasonable efforts to deliver the Premises to Tenant on or before August 13, 2004, but Landlord shall not be liable to Tenant if the Prior Occupancy Date occurs on a later date. The Initial Tenant Improvements shall be constructed by Landlord in a good and workmanlike manner, using new materials and shall be constructed in compliance with all applicable Laws. The Initial Tenant Improvements shall be covered by Landlord’s warranty set forth in Section 7.1, below. Landlord and Tenant’s rights and responsibilities with respect to the construction of the Initial Tenant Improvements shall be subject to the “Work Letter” attached hereto as Exhibit E.

7. MAINTENANCE AND REPAIRS.

7.1 Tenant’s Obligations. Landlord shall deliver the Premises to Tenant with the Initial Tenant Improvements complete as set forth in Section 6.6, above. As of the Prior Occupancy Date, the Premises (including without limitation the Initial Tenant Improvements, Building Systems and roof) shall be in good working condition in accordance with the Preliminary Plans, the Construction Plans and the Work Letter (i.e.,

fully wired for voice and data and furnished as “plug and play” (a) office space to include cubicles, white boards, chairs and conference room furniture, (b) break area with refrigerator, sink, coffee bar, tables and chairs, and (c) server rooms with appropriate racks, HVAC, networking and cabling), and Landlord hereby warrants the same during the Warranty Period and shall repair or replace, as necessary, any components of the Premises which are not in good working condition to the extent Tenant provides written notice thereof to Landlord within the Warranty Period. Except as expressly set forth in this Section 7.1 and Sections 5.1 and 5.2(f), above, the Premises (and the Property) shall be delivered to, and accepted by, Tenant in its “as is” condition with “all faults,” and, excepting any defective components (or noncompliance with Laws) of the Premises noted by Tenant in writing during the Warranty Period, Landlord shall have no obligation whatsoever to alter, remodel, improve, repair, decorate or paint the Premises, the remainder of the Property or any part thereof either prior to or during the Term, except as expressly set forth in Section 7.2, below. By taking possession of the Premises Tenant agrees that the Premises (and the Property) are suitable for Tenant’s purposes and in good and tenantable condition. During the Term, Tenant, at Tenant’s expense, but under the direction of Landlord if Landlord so elects, shall clean, keep and maintain in good order, condition and repair (and replace, if necessary) every part of the Premises and the remainder of the Property which is not part of Landlord’s obligation pursuant to Section 7.2 of this Lease, said obligation of Tenant to include (but not be limited to) all Building Systems (other than HVAC) and all components thereof (including all machinery, equipment, wires, conduits and lines), the interior of all walls, all floors and floor coverings, ceilings (ceiling tiles and grid), the Initial Tenant Improvements, any Alterations installed by Tenant, fire extinguishers, outlets and fixtures, any appliances (including dishwashers, hot water heaters and garbage disposals), and all windows, doors, entrances, plate glass and skylights. Tenant acknowledges and agrees that it has inspected, or immediately after taking possession of the Premises will inspect, the Property (including the Premises) and that Tenant is not relying on any representations or warranties made by Landlord regarding the Premises or any other part of the Property, except as may be expressly set forth in this Lease.

7.2 Landlord’s Obligations. Subject to Sections 12 and 13, Landlord shall maintain or cause to be maintained in good order, condition and repair, the Common Areas of the Property (including the Parking Facility and all landscaping on the Property), the structural components of the Building (which structural components include only the foundation and the structural components of all exterior walls and the Building’s roof system), the Building’s exterior walls, the Building’s roof (including the roof membrane), and the Building’s HVAC systems. Landlord shall maintain and repair the structural components of the Building, at Landlord’s sole cost and expense; provided, however, Tenant shall pay the entire cost of repairs and/or replacements for any damage caused by Tenant’s use of the Premises or any other part of the Property, any act or omission of Tenant (including Tenant’s failure to perform its obligations under Section 7.1) or Tenant’s Representatives or Visitors, and/or Tenant’s Alterations, and provided further to the extent the costs incurred by Landlord for any such maintenance and repair are increased by reason of Tenant’s Alterations, the additional costs attributable to Tenant’s Alterations shall be an Operating Cost. Any other costs incurred by Landlord pursuant to this provision, including costs incurred to maintain and repair

(and make replacements to) the Common Areas (including the Parking Facility), the nonstructural components of the Building’s roof system (including the roof membrane), the nonstructural components of the Building’s exterior walls (including painting same), and the HVAC system, shall be Operating Costs, and nothing contained herein shall be construed to negate or limit Tenant’s obligation to pay Tenant’s Share of such costs. Landlord agrees to maintain (as an Operating Cost) an HVAC maintenance contract with a reputable HVAC contractor so long as, in Landlord’s reasonable judgment, to provide Tenant copies of reports received by Landlord from the HVAC contractor regarding the maintenance and repair of the HVAC system, and to permit Tenant to call the HVAC contractor directly in the event of an emergency. Landlord shall be under no obligation to inspect the Property, including the Building; and Tenant shall promptly report in writing to Landlord any condition known to Tenant which Landlord is required to repair. As a material part of the consideration for this Lease, Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code Sections 1932(1), 1941 and 1942, that allows a tenant to make repairs at its landlord’s expense.

8. TENANT’S TAXES. “Tenant’s Taxes” shall mean (a) all taxes, assessments, license fees and other governmental charges or impositions levied or assessed against or with respect to Tenant’s personal property or Trade Fixtures in the Premises, whether any such imposition is levied directly against Tenant or levied against Landlord or the Property, (b) all rental, excise, sales or transaction privilege taxes arising out of this Lease (excluding, however, state and federal personal or corporate income taxes measured by the income of Landlord from all sources) imposed by any taxing authority upon Landlord or upon Landlord’s receipt of, or right to receive, any rent payable by Tenant pursuant to the terms of this Lease (“Rental Tax”), and (c) any increase in Taxes attributable to inclusion of a value placed on Tenant’s personal property, Trade Fixtures or Alterations. Tenant shall pay any Rental Tax to Landlord in addition to and at the same time as Monthly Base Rent is payable under this Lease, and shall pay all other Tenant’s Taxes before delinquency (and, at Landlord’s request, shall furnish Landlord satisfactory evidence thereof). If Landlord pays Tenant’s Taxes or any portion thereof, Tenant shall reimburse Landlord upon demand for the amount of such payment, together with interest at the Interest Rate from the date of Landlord’s payment to the date of Tenant’s reimbursement.

9. UTILITIES AND SERVICES.

9.1 Responsibility for Utilities and Services. Tenant shall be responsible for and shall pay promptly all costs and other charges (including initial and subsequent deposits, if any) for water, gas, electricity, telephone, refuse pickup, sewer, janitorial service, and all other utilities, materials and services furnished directly to or used by Tenant in, on or about the Property during the Term, together with any taxes thereon.

9.2 Interruption of Services. In the event of an interruption in or failure or inability to provide any services or utilities to the Premises or Building for any reason (a “Service Failure”), such Service Failure shall not, regardless of its duration, impose upon Landlord any liability whatsoever, constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent or to terminate this Lease or otherwise release Tenant from any of Tenant’s obligations under this Lease. Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code Section 1932(1), permitting the termination of this Lease due to such interruption, failure or inability.

10. EXCULPATION AND INDEMNIFICATION.

10.1 Tenant’s Indemnification of Landlord. Tenant shall indemnify, protect, defend and hold harmless Landlord and its constituent partners or members and its or their partners, members, directors, officers, shareholders, employees and agents against and from any claims, demands, actions, liabilities, damages, losses, costs and expenses, including reasonable attorneys’ fees (collectively, “Claims”), arising out of or resulting from (a) the acts or omissions of Tenant or Tenant’s Representatives or Visitors in or about the Premises or any other part of the Property, (b) any construction or other work undertaken by Tenant on the Premises or any other part of the Property (including any design defects), (c) any breach or default under this Lease by Tenant, (d) the conduct of Tenant’s business, and/or (e) any loss, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in or about the Premises or any other part of the Property during the Term, excepting only Claims described in this clause (e) to the extent they are caused by the willful misconduct or gross negligence of Landlord or its authorized representatives.

10.2 Damage to Tenant and Tenant’s Property. Landlord shall not be liable to Tenant for any loss, injury or other damage to Tenant, Tenant’s Representatives, Tenant’s Visitors or to Tenant’s, Tenant’s Representatives’ or Tenant’s Visitors’ property in or about the Property or any part thereof from any cause (including defects in the Property or in any equipment in the Property; fire, explosion or other casualty; or bursting, rupture, leakage or overflow of any plumbing or other pipes or lines, sprinklers, tanks, drains, drinking fountains or washstands in, above, or about the Property). Tenant hereby waives all claims against Landlord for any such loss, injury or damage and the cost and expense of defending against claims relating thereto, other than any loss, injury or damage caused by Landlord’s gross negligence or willful misconduct. Notwithstanding any other provision of this Lease to the contrary, in no event shall Landlord be liable to Tenant for any punitive or consequential damages or damages for loss of business by Tenant.

10.3 Survival. The rights and obligations of the parties under this Section 10 shall survive the expiration or earlier termination of this Lease.

11. INSURANCE.

11.1 Tenant’s Insurance.

(a) Liability Insurance. Tenant shall maintain in full force throughout the Term, commercial general liability insurance providing coverage on an occurrence form basis with limits of not less than Five Million Dollars ($5,000,000.00) each occurrence for bodily injury and property damage combined, Five Million Dollars ($5,000,000.00)

annual general aggregate, and Five Million Dollars ($5,000,000.00) products and completed operations annual aggregate. Tenant’s liability insurance policy or policies shall: (i) include premises and operations liability coverage, products and completed operations liability coverage, broad form property damage coverage including completed operations, blanket contractual liability coverage including, to the maximum extent possible, coverage for the indemnification obligations of Tenant under this Lease, and personal and advertising injury coverage; (ii) provide that the insurance company has the duty to defend all insureds under the policy; (iii) provide that defense costs are paid in addition to and do not deplete any of the policy limits; (iv) cover liabilities arising out of or incurred in connection with Tenant’s use or occupancy of the Premises and the other portions of the Property; and (v) extend coverage to cover liability for the actions of Tenant’s Representatives. Each policy of liability insurance required by this Section shall: (A) contain a cross liability endorsement or separation of insureds clause; (B) provide that any waiver of subrogation rights or release prior to a loss does not void coverage; (C) provide that it is primary to and not contributing with, any policy of insurance carried by Landlord covering the same loss; (D) provide that any failure to comply with the reporting provisions shall not affect coverage provided to Landlord, its partners, property managers and Mortgagees; and (E) name Landlord, its partners, any property manager of the Property, and such other parties in interest as Landlord may from time to time reasonably designate to Tenant in writing, as additional insureds. Such additional insureds shall be provided at least the same extent of coverage as is provided to Tenant under such policies. All endorsements effecting such additional insured status shall be at least as broad as additional insured endorsement form number CG 20 11 11 85 promulgated by the Insurance Services Office. The insurance requirements set forth herein are independent of Tenant’s indemnification and other obligations under this Lease and shall not be construed to restrict, limit or modify such indemnification or other obligations of Tenant under the Lease.

(b) Property Insurance. Tenant shall at all times maintain in effect with respect to any Alterations and Tenant’s Trade Fixtures and other personal property, commercial property insurance providing coverage, on an “all risk” or “special form” basis, in an amount equal to at least 90% of the full replacement cost of the covered property. Tenant may carry such insurance under a blanket policy, provided that such policy provides coverage equivalent to a separate policy. During the Term, the proceeds from any such policies of insurance shall be used for the repair or replacement of the Alterations, Trade Fixtures and personal property so insured. Landlord shall be provided coverage under such insurance to the extent of its insurable interest and, if requested by Landlord, both Landlord and Tenant shall sign all documents reasonably necessary or proper in connection with the settlement of any claim or loss under such insurance. Landlord will have no obligation to carry insurance on any Alterations or on Tenant’s Trade Fixtures or personal property.

(c) Requirements For All Policies. Each policy of insurance required under this Section 11.1 shall: (i) be in a form, and written by an insurer, reasonably acceptable to Landlord, (ii) be maintained at Tenant’s sole cost and expense, and (iii) provide that Tenant’s insurer shall endeavor to provide thirty (30) days’ written notice to Landlord prior to any cancellation, non-renewal or modification of insurance coverage, and Tenant agrees to promptly forward to Landlord a copy of any such notice received from its insurer. Insurance companies issuing such policies shall have rating classifications of “A” or better and financial size category ratings of “VII” or better according to the latest edition of the A.M. Best Key Rating Guide. All insurance companies issuing such policies shall be admitted carriers licensed to do business in the state where the Property is located. Any deductible amount under such insurance shall not exceed $10,000.00. Tenant shall provide to Landlord, upon request, evidence that the insurance required to be carried by Tenant pursuant to this Section, including any endorsement effecting the additional insured status, is in full force and effect and that premiums therefor have been paid.

(d) No Limitation of Tenant’s Liability. Any limits set forth in this Lease on the amount or type of coverage required by Tenant’s insurance shall not limit the liability of Tenant under this Lease.

(e) Certificates of Insurance. Prior to occupancy of the Premises by Tenant, Tenant shall furnish to Landlord a certificate of insurance reflecting that the insurance required by this Section is in force, accompanied by an endorsement showing the required additional insureds satisfactory to Landlord in substance and form. Not less than five (5) days prior to the expiration of any policy of insurance required to be carried by Tenant hereunder, Tenant shall provide a copy of a binder for the renewal of such insurance (or for a replacement policy), and within five (5) business days after such expiration date Tenant shall furnish to Landlord a certificate of insurance reflecting that the renewed insurance (or any replacement policy) required by this Section is in force, accompanied by an endorsement showing the required additional insureds satisfactory to Landlord in substance and form. Notwithstanding the requirements of this paragraph, Tenant shall at Landlord’s request provide to Landlord a certified copy of each insurance policy required to be in force at any time pursuant to the requirements of this Lease or its Exhibits.

11.2 Landlord’s Insurance. During the Term, Landlord shall maintain in effect insurance on the Building (including the Initial Tenant Improvements) with responsible insurers, on an “all risk” or “special form” basis, insuring the Building in an amount equal to at least 90% of the replacement cost thereof, excluding land, foundations, footings and underground installations. Landlord may, but shall not be obligated to, carry insurance against additional perils and/or in greater amounts.

11.3 Mutual Waiver of Right of Recovery & Waiver of Subrogation. Landlord and Tenant each hereby waive any right of recovery against each other and the partners, members, shareholders, officers, directors and authorized representatives of each other for any loss or damage that is covered by any policy of property insurance maintained by either party with respect to the Premises or the Property or any operation therein, regardless of cause, including negligence of the party benefiting from the waiver, to the extent of the loss or damage covered thereby. If any such policy of insurance relating to this Lease or to the Premises or the Property does not permit the foregoing waiver or if the coverage under any such policy would be invalidated as a result of such waiver, the party maintaining such policy shall obtain from the insurer under such policy a waiver of all right of recovery by way of subrogation against either party in connection with any claim, loss or damage covered by such policy.

12. DAMAGE OR DESTRUCTION.

12.1 Landlord’s Duty to Repair.

(a) If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage from fire or other casualty then, unless either party is entitled to and elects to terminate this Lease pursuant to Sections 12.2 and 12.3, Landlord shall use reasonable efforts to repair and restore the Premises to substantially their former condition to the extent permitted by then applicable Laws; provided, however, in no event shall Landlord have any obligation for repair or restoration beyond the extent of insurance proceeds received by Landlord for such repair or restoration, or for any of Tenant’s personal property, Trade Fixtures or Alterations.

(b) If Landlord is required or elects to repair damage to the Premises, this Lease shall continue in effect, but Tenant’s Monthly Base Rent shall be equitably abated with regard to any portion of the Premises that Tenant is prevented from occupying by reason of such damage or its repair from the date of the casualty until substantial completion of Landlord’s repair of the affected portion of the Premises as required under this Lease. In no event shall Landlord be liable to Tenant by reason of any injury to or interference with Tenant’s business or property arising from fire or other casualty or by reason of any repairs to any part of the Property necessitated by such casualty.

12.2 Landlord’s Right to Terminate. Landlord may elect to terminate this Lease following damage by fire or other casualty under the following circumstances:

(a) If in Landlord’s reasonable judgment the Premises cannot be substantially repaired and restored under applicable Laws within one (1) year from the date of the casualty;

(b) If adequate insurance proceeds are not for any reason, including the casualty not being a casualty for which Landlord is required to maintain insurance pursuant to Section 11.2 or a decision made by any Mortgagee (as defined in Section 20.2), made available to Landlord from Landlord’s insurance policies (and/or from Landlord’s funds made available for such purpose, in Landlord’s sole and absolute discretion) to cover the entire cost of the required repairs;

(c) If the Building is damaged or destroyed to the extent that, in the reasonable judgment of Landlord, the cost to repair and restore the Building would exceed twenty-five percent (25%) of the full replacement cost of the Building; or

(d) If the fire or other casualty occurs during the last two (2) years of the Term.

If any of the circumstances described in subparagraphs (a), (b), (c) or (d) of this Section 12.2 occur or arise, Landlord shall give Tenant notice within ninety (90) days after the date of the casualty, specifying whether Landlord elects to terminate this Lease as provided above and, if not, Landlord’s estimate of the time required to complete Landlord’s repair obligations under this Lease. If Landlord elects to terminate this Lease, the Lease shall terminate fifteen (15) days after the date Tenant receives notice of Landlord’s election.

12.3 Tenant’s Right to Terminate. If twenty five percent (25%) or more of the Building is rendered untenantable or inaccessible by damage from fire or other casualty, and Landlord does not elect to terminate this Lease as provided above, then Tenant may elect to terminate this Lease if Landlord’s estimate of the time required to complete Landlord’s repair obligations under this Lease is greater than one hundred eighty (180) days from the date of the casualty, in which event Tenant can terminate this Lease by giving Landlord notice of Tenant’s election to terminate within fifteen (15) days after Landlord’s notice to Tenant pursuant to Section 12.2. If Tenant elects to terminate this Lease, the Lease shall terminate fifteen (15) days after the date Landlord receives notice of Tenant’s election.

12.4 Waiver. Landlord and Tenant each hereby waive the provisions of California Civil Code Sections 1932(2), 1933(4) and any other applicable existing or future Law permitting the termination of a lease agreement in the event of damage or destruction under any circumstances other than as provided in Sections 12.2 and 12.3.

13. CONDEMNATION.

13.1 Definitions.

(a) “Award” shall mean all compensation, sums, or anything of value awarded, paid or received on a total or partial Condemnation.

(b) “Condemnation” shall mean (i) a permanent taking (or a temporary taking for a period extending beyond the end of the Term) pursuant to the exercise of the power of condemnation or eminent domain by any public or quasi-public authority, private corporation or individual having such power (“Condemnor”), whether by legal proceedings or otherwise, or (ii) a voluntary sale or transfer by Landlord to any such authority, either under threat of condemnation or while legal proceedings for condemnation are pending.

(c) “Date of Condemnation” shall mean the earlier of the date that title to the property taken is vested in the Condemnor or the date the Condemnor has the right to possession of the property being condemned.

13.2 Effect on Lease.

(a) If the Premises are totally taken by Condemnation, this Lease shall terminate as of the Date of Condemnation. If a portion but not all of the Premises is taken by Condemnation, this Lease shall remain in effect; provided, however, that if more than twenty-five percent (25%) of the floor area of the Premises is taken and the portion of the Premises remaining after the Condemnation will be unsuitable for Tenant’s continued use, then upon notice to Landlord within thirty (30) days after Landlord notifies Tenant of the Condemnation, Tenant may terminate this Lease effective as of the Date of Condemnation.

(b) If forty percent (40%) or more of the parcel of land on which the Building is situated or twenty-five percent (25%) or more of the Parking Facility is taken by Condemnation, then upon notice to Landlord within thirty (30) days after Landlord notifies Tenant of the Condemnation, Tenant may terminate this Lease effective as of the Date of Condemnation.

13.3 Restoration. If this Lease is not terminated as provided in Section 13.2, Landlord shall diligently proceed to repair and restore the Premises and/or the Property to substantially their former condition (to the extent permitted by then applicable Laws); provided, however, that Landlord’s obligations to so repair and restore shall be limited to the amount of any Award received by Landlord and not required to be paid to any Mortgagee. In no event shall Landlord have any obligation to repair or replace any of Tenant’s personal property, Trade Fixtures, or Alterations.

13.4 Abatement and Reduction of Rent. If any portion of the Premises is taken in a Condemnation or is rendered permanently untenantable by repairs necessitated by the Condemnation, and this Lease is not terminated, the Monthly Base Rent payable under this Lease shall be proportionally reduced as of the Date of Condemnation based upon the percentage of rentable square feet in the Premises so taken or rendered permanently untenantable. In addition, if this Lease remains in effect following a Condemnation and Landlord proceeds to repair and restore the Premises, the Monthly Base Rent payable under this Lease shall be abated with regard to any portion of the Premises that Tenant is prevented from occupying during the period of such repair or restoration. In no event shall Landlord be liable to Tenant by reason of any injury to or interference with Tenant’s business or property arising from Condemnation or by reason of any repairs to any part of the Property necessitated by Condemnation.

13.5 Awards. Any Award made shall be paid to Landlord, and Tenant hereby assigns to Landlord, and waives all interest in or claim to, any such Award, including any claim for the value of the unexpired Term; provided, however, that Tenant shall be entitled to prosecute a separate claim for a separately designated Award for relocation expenses, the interruption of or damage to Tenant’s business, and compensation for Tenant’s personal property or Trade Fixtures.

13.6 Waiver. Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future Law allowing either party to petition for a termination of this Lease upon a partial taking of the Premises and/or the Property.

14. ASSIGNMENT AND SUBLETTING.

14.1 Landlord’s Consent Required. Tenant shall not assign this Lease or any interest therein, or sublet or license or permit the use or occupancy of the Premises or any part thereof by or for the benefit of anyone other than Tenant, or in any other manner transfer all or any part of Tenant’s interest under this Lease (each and all a “Transfer”), without the prior written consent of Landlord, which consent (subject to the other provisions of this Section 14) shall not be unreasonably withheld. The term Transfer, as used herein, includes the following: (i) if Tenant is a partnership or a limited liability company, the transfer, voluntary or involuntary, either by a single transaction or in a series of transactions, of a controlling interest in Tenant, or the dissolution of Tenant, whether voluntary or involuntary; (ii) if Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or the transfer, voluntary or involuntary, either by a single transaction or in a series of transactions, of a controlling interest in Tenant (except that a Transfer shall not include any such transfer of a controlling interest in Tenant occurring at a time when the stock of Tenant is publicly traded on a nationally recognized stock exchange or over the counter), or the sale, by a single transaction or series of transactions, within any one (1) year period of corporate assets equaling or exceeding fifty percent (50%) of the total value of Tenant’s assets (except in connection with an initial public offering of the stock of Tenant on a nationally recognized stock exchange or over the counter); (iii) if Tenant is a trust, the transfer, voluntarily or involuntarily, of either a controlling interest in the trustee of such trust or more than fifty percent (50%) of the trust’s assets; and (iv) if Tenant is any other form of entity a transfer, voluntary or involuntary, either by a single transaction or in a series of transactions, of a controlling interest in Tenant. As used herein, the term “controlling interest” means (a) in the case of a partnership, limited liability company or other business entity, the ownership of partnership interests, membership interests or other indicia of ownership constituting more than fifty percent (50%) of the ownership interests in Tenant (provided that in the case of a limited partnership or manager controlled limited liability company, it also means the ownership of more than fifty percent (50%) of the ownership interests in the general partner or manager of Tenant), and (b) in the case of a corporation, the ownership and/or the right to vote stock constituting more than fifty percent (50%) of the voting stock of Tenant. Notwithstanding anything to the contrary in this Section 14.1, Tenant shall have the right to assign the Premises to any entity without first obtaining Landlord’s consent if such assignment is the result of a merger or consolidation with Tenant or a sale of all or substantially all of Tenant’s assets, provided that (1) Tenant is not then in default under this Lease or has committed acts or omissions which with the passage or time or the giving of notice, or both, would constitute an Event of Default under this Lease, (2) the entity which results from any merger or consolidation or which acquires all or substantially all of Tenant’s assets shall have a net equity value of at lease Ten Million Dollars ($10,000,000), and (3) Tenant shall give Landlord no less than thirty (30) days prior written notice of any such transaction, which notice shall include financial information reasonably satisfactory to Landlord evidencing such assignees compliance with the foregoing net equity requirement. Notwithstanding any provision in this Lease to the contrary, Tenant shall not mortgage, pledge, hypothecate or otherwise encumber this Lease or all or any part of Tenant’s interest under this Lease.

14.2 Reasonable Consent.

(a) Prior to any proposed Transfer, Tenant shall submit in writing to Landlord, not less than thirty (30) days prior to the proposed effective date of the

Transfer, (i) the name and legal composition of the proposed assignee, subtenant, user or other transferee (each a “Proposed Transferee”); (ii) the nature of the business proposed to be carried on in the Premises; (iii) a current balance sheet, income statements for the last two years (or, if the Proposed Transferee has been in business for less than two years, for such lesser period of time as the Proposed Transferee has been in business) and such other reasonable financial and other information concerning the Proposed Transferee as Landlord may request; and (iv) a copy of the proposed assignment, sublease or other agreement governing the proposed Transfer. Within fifteen (15) days after Landlord receives all such information it shall notify Tenant whether it approves or disapproves such Transfer or if it elects to proceed under Section 14.7.

(b) Tenant acknowledges and agrees that, among other circumstances for which Landlord could reasonably withhold consent to a proposed Transfer, it shall be reasonable for Landlord to withhold consent where (i) the Proposed Transferee does not intend itself to occupy the entire portion of the Premises assigned or sublet, (ii) Landlord reasonably disapproves of the Proposed Transferee’s business operating ability or history, reputation or creditworthiness or the character of the business to be conducted by the Proposed Transferee at the Premises, (iii) the Proposed Transferee is a governmental agency, (iv) at the time Tenant requests Landlord’s consent Tenant is in default under this Lease or has committed acts or omissions which with the passage of time or the giving of notice, or both, would constitute an Event of Default under this Lease, or (v) Landlord determines that the proposed Transfer would have the effect of decreasing the value of the Building or increasing the expenses payable by Landlord for maintaining and repairing the portions of the Property Landlord maintains and repairs under this Lease at Landlord’s expense.

14.3 Excess Consideration. If Landlord consents to the Transfer, Tenant shall pay to Landlord as additional rent, as and when received by Tenant, fifty percent (50%) of any Bonus Rent (as hereinafter defined) payable by or on behalf of any transferee (the “Transferee”) for or in connection with the Transfer. The term “Bonus Rent,” as used herein, means any and all rent and other consideration, whether denominated rent or otherwise, payable by or on behalf of the Transferee under the terms of the Transfer or any collateral agreement in excess of the Monthly Base Rent and Additional Rent payable hereunder, less the reasonable cost of any improvements installed by the Tenant, at its expense, in the Premises pursuant to the Transfer for the specific subtenant or assignee (and approved by Landlord) and reasonable leasing commissions and attorneys’ fees actually paid by the Tenant in connection with the Transfer, without deduction for carrying costs due to vacancy or otherwise. Such costs of additional improvements, leasing commissions and attorneys’ fees shall be amortized over the term of the Transfer. At Landlord’s option, upon written notice to the Transferee, Landlord may require the Transferee to pay all or any portion of Landlord’s share of the Bonus Rent directly to Landlord; provided, however, that Landlord’s acceptance or collection of Landlord’s Share of the Bonus Rent will not be deemed to be a consent to any Transfer or a cure of any default under this Section 14 or any other provisions of this Lease. In the case of a sublease, the Bonus Rent shall be determined by comparing the rent and/or other consideration payable under the sublease to the portion of the Monthly Base Rent and Additional Rent allocable to the subleased portion of the Premises (and the portion of the

Monthly Base Rent and Additional Rent allocable to the subleased portion of the Premises shall be determined by multiplying the Monthly Base Rent and Additional Rent by a fraction, the numerator of which is the rentable square footage of the subleased portion of the Premises and the denominator of which is the rentable square footage of the Premises).

14.4 No Release of Tenant. No Transfer shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether accruing before or after such Transfer. The consent by Landlord to any Transfer shall not relieve Tenant or any Transferee from the obligation to obtain Landlord’s express prior written consent to any subsequent Transfer by Tenant or any Transferee. The acceptance of rent by Landlord from any other person (whether or not such person is an occupant of the Premises) shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.

14.5 Expenses and Attorneys’ Fees. Tenant shall pay to Landlord on demand all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Landlord in connection with reviewing any proposed Transfer (including any request for consent to, or any waiver of, Landlord’s rights in connection with, any security interest in any of Tenant’s property at the Premises.

14.6 Effectiveness of Transfer. Prior to the date on which any Transfer becomes effective, Tenant shall deliver to Landlord a counterpart of the fully executed Transfer document and Landlord’s standard form of Consent to Assignment or Consent to Sublease executed by Tenant and the Transferee in which each of Tenant and the Transferee confirms its obligations pursuant to this Lease. Failure or refusal of a Transferee to execute any such instrument shall not release or discharge the Transferee from any liability. The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminate all or any existing subleases or operate as an assignment to Landlord of any or all of such subleases.

14.7 Landlord’s Right to Space. Notwithstanding any of the provisions of this Section 14 to the contrary, if Tenant notifies Landlord that it desires to enter into a Transfer which is either an assignment of this Lease or a sublease of greater than fifty percent (50%) of the square footage of the Premises and the sublease is for a term greater than fifty percent (50%) of the initial Term, Landlord may elect (x) in the case of an assignment or a sublease of the entire Premises, to terminate this Lease, or (y) in the case of a sublease of less than the entire Premises, to terminate this Lease as it relates to the space proposed to be subleased by Tenant. In such event, this Lease will terminate or the space proposed to be subleased will be removed from the Premises subject to this Lease on the date the Transfer was proposed to be effective (and, in the event of such removal, (i) the Monthly Base Rent shall be adjusted by multiplying the then existing Monthly Base Rent by a fraction, the numerator of which shall be the rentable square footage of the Premises that will be retained by the Tenant after Landlord’s recapture and the denominator of which shall be the rentable square footage of the Premises just prior to the recapture, and (ii) Tenant’s Share under this Lease shall be proportionately reduced).

Landlord may lease any space as to which the Lease is terminated as provided herein to any party on such terms as Landlord, in its discretion, determines, including the Proposed Transferee identified by Tenant.

14.8 Assignment of Sublease Rents. Tenant hereby absolutely and irrevocably assigns to Landlord any and all rights to receive rent and other consideration from any sublease and agrees that Landlord, as assignee or as attorney-in-fact for Tenant for purposes hereof, or a receiver for Tenant appointed on Landlord’s application may (but shall not be obligated to) collect such rents and other consideration and apply the same toward Tenant’s obligations to Landlord under this Lease; provided, however, that Landlord grants to Tenant at all times prior to the occurrence of any Event of Default by Tenant a revocable license to collect such rents, which license shall automatically and without notice be and be deemed to have been revoked and terminated immediately upon, but only until Tenant completes the cure of, any Event of Default (it being agreed that upon completion of such cure the license shall be reinstated on, and subject to, the provisions of this Section 14.8).

14.9 Additional Requirements. Any Transfer shall be null and void unless it complies with this Lease and: (i) in the case of an assignment, provides that the assignee assumes all of Tenant’s obligations under this Lease and agrees to be bound by all of the terms of this Lease; and (ii) in the case of a sublease, provides that (a) it is subject and subordinate to this Lease, (b) if there is any conflict or inconsistency between the sublease and this Lease, this Lease will prevail, (c) Landlord may enforce all the provisions of the sublease, including the collection of rent, (d) the sublease may not be modified without Landlord’s prior written consent and that any modification without such consent shall be null and void, (e) if this Lease is terminated or Landlord reenters or repossesses the Premises, Landlord may, at its option, take over all of Tenant’s right, title and interest as sublessor and, at Landlord’s option, the subtenant shall attorn to Landlord, but Landlord shall not be (x) liable for any previous act or omission of Tenant under the sublease, (y) subject to any existing defense or offset against Tenant, or (z) bound by any previous modification of the sublease made without Landlord’s prior written consent or by any prepayment of more than one (1) month’s rent.

15. DEFAULT AND REMEDIES.

15.1 Events of Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

(a) Tenant fails to make any payment of rent (including, without limitation, Monthly Base Rent and Additional Rent) within five (5) days after the date that such payment is due.

(b) Tenant abandons the Premises for more than thirty (30) days.

(c) Tenant fails timely to deliver any subordination document, estoppel certificate or financial statement requested by Landlord within the applicable time period specified in Sections 20 and 21.

(d) Tenant violates the restrictions on Transfer set forth in Section 14.

(e) Tenant ceases doing business as a going concern; makes an assignment for the benefit of creditors; is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of a petition) seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights; all or substantially all of Tenant’s assets are subject to judicial seizure or attachment and are not released within 30 days, or Tenant consents to or acquiesces in the appointment of a trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets.

(f) Tenant fails, within sixty (60) days after the commencement of any proceedings against Tenant seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights, to have such proceedings dismissed, or Tenant fails, within thirty (30) days after an appointment, without Tenant’s consent or acquiescence, of any trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets, to have such appointment vacated.

(g) Tenant fails to perform or comply with any provision of this Lease other than those described in (a) through (f) above, and does not fully cure such failure within fifteen (15) days after notice to Tenant or, if such failure cannot reasonably be cured within such fifteen (15)-day period, Tenant fails within such fifteen (15)-day period to commence, and thereafter to diligently proceed with all actions necessary to cure such failure as soon as reasonably possible, and in all events within ninety (90) days of such notice.

(h) Tenant fails to perform its obligations under Section 4 of this Lease with regard to delivering or replenishing the Cash Security Deposit.

15.2 Remedies. Upon the occurrence of an Event of Default, Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

(a) Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice to Tenant. Tenant acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including reentry into the Premises, efforts to relet the Premises, reletting of the Premises for Tenant’s account, storage of Tenant’s personal property and Trade Fixtures, acceptance of keys to the Premises from Tenant or exercise of any other rights and remedies under this Section, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a termination of this Lease or of Tenant’s right to possession of the Premises. Upon such termination in writing of Tenant’s right to possession of the Premises, as herein provided, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant, including: (i) the worth at the time of the award of the unpaid Monthly Base Rent and Additional Rent which had been earned or was payable at the time of termination; (ii) the worth at the time of the award of the amount by which the unpaid Monthly Base Rent and Additional Rent which would have been earned or payable after termination until the time of the award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Monthly Base Rent and Additional Rent which would have been paid for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including any reasonable costs or expenses incurred by Landlord in maintaining or preserving the Premises and the rest of the Property after such default, the cost of recovering possession of the Premises, reasonable expenses of reletting, including necessary renovation or alteration of the Premises, Landlord’s reasonable attorneys’ fees and costs incurred in connection therewith, and any real estate commissions paid or payable. As used in subparts (i) and (ii) above, the “worth at the time of the award” is computed by allowing interest on unpaid amounts at the Interest Rate (as defined in Section 16.2). As used in subpart (iii) above, the “worth at the time of the award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).

(b) Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).

(c) Landlord may, but shall not be obligated to, cure the Event of Default at Tenant’s expense. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant.

(d) Landlord may remove all Tenant’s property from the Premises, and such property may be stored by Landlord in a public warehouse or elsewhere at the sole cost and for the account of Tenant. If Landlord does not elect to store any or all of Tenant’s property left in the Premises, Landlord may consider such property to be abandoned by Tenant, and Landlord may thereupon dispose of such property in any manner deemed appropriate by Landlord. Any proceeds realized by Landlord on the disposal of any such property shall be applied first to offset all expenses of storage and sale, then credited against Tenant’s outstanding obligations to Landlord under this Lease, and any balance remaining after satisfaction of all obligations of Tenant under this Lease shall be delivered to Tenant.

(e) Tenant waives any and all rights of redemption granted by or under any Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises by reason of the violation by Tenant of any of the terms, covenants or conditions of this Lease, or otherwise.

16. LATE CHARGE AND INTEREST.

16.1 Late Charge. Tenant acknowledges that late payment of rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. These costs include processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any ground leases and/or mortgages. Accordingly, if any payment of rent is not received by Landlord within three (3) days after the date such payment is due, Tenant shall pay to Landlord on demand as a late charge an additional amount equal to five percent (5%) of the overdue payment. A late charge shall not be imposed more than once on any particular installment not paid when due, but imposition of a late charge on any payment not made when due does not eliminate or supersede late charges imposed on other (prior) payments not made when due or preclude imposition of a late charge on other installments or payments not made when due. Tenant agrees that the late charge imposed by this provision is a fair and reasonable estimate of the costs Landlord will incur by reason of the late payment by Tenant, and that the imposition of such late charge is in addition to and not in lieu of Landlord’s right to charge interest on unpaid amounts as provided in Section 16.2, below.

16.2 Interest. In addition to the late charges referred to above, which are intended to defray Landlord’s costs resulting from late payments, any payment from Tenant to Landlord not paid when due shall at Landlord’s option bear interest from the date due until paid to Landlord by Tenant at the rate of twelve percent (12%) per annum or the maximum rate that Landlord may charge to Tenant under applicable Laws, whichever is less (the “Interest Rate”). Acceptance of any late charge and/or interest shall not constitute a waiver of Tenant’s default with respect to the overdue sum or prevent Landlord from exercising any of its other rights and remedies under this Lease.

17. WAIVER. No provisions of this Lease shall be deemed waived by Landlord unless such waiver is in a writing signed by Landlord. The waiver by Landlord of any breach of any provision of this Lease shall not be deemed a waiver of such provision or of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant shall impair such right or remedy or be construed as a waiver. Landlord’s acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant’s recurrent failure to timely pay rent) other than Tenant’s nonpayment of the accepted sums, and no endorsement or statement on any check or payment or in any letter or document accompanying any check or payment shall be deemed an accord and satisfaction. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant requiring Landlord’s consent or approval.

18. ENTRY, INSPECTION AND CLOSURE. Upon three (3) days oral or written notice to Tenant (and without notice in emergencies), Landlord and its authorized representatives may enter the Property and any portion thereof at all reasonable times to: (a) determine whether the Property is in good condition, (b) determine whether Tenant is complying with its obligations under this Lease, (c) perform any maintenance or repair of the Building or any other portion of the Property that Landlord has the right or obligation to perform, (d) serve, post or keep posted any notices required or allowed under the provisions of this Lease, (e) show the Property, including the Premises, to prospective brokers, agents, buyers, transferees, Mortgagees or, within the final twelve (12) months of the Term, prospective tenants, or (f) do any other act or thing necessary for the safety or preservation of the Premises or any other portion of the Property. When reasonably necessary Landlord may temporarily close entrances, doors, corridors, elevators or other facilities in the Building without liability to Tenant by reason of such closure, provided that Landlord shall use reasonable efforts to ensure that such closure occurs not longer than is reasonably necessary. Landlord shall conduct its activities under this Section in a manner that will minimize inconvenience to Tenant. In no event shall Tenant be entitled to an abatement of rent on account of any entry by Landlord, and Landlord shall not be liable in any manner for any inconvenience, loss of business or other damage to Tenant or other persons arising out of Landlord’s entry in the Premises or any other portion of the Property in accordance with this Section, provided that such loss or damage is not the result of Landlord’s willful misconduct or gross negligence. No action by Landlord pursuant to this paragraph shall constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent or to terminate this Lease or otherwise release Tenant from any of Tenant’s obligations under this Lease.

19. SURRENDER AND HOLDING OVER.

19.1 Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord broom clean and in their condition as of the date on which possession of the Premises was delivered to Tenant, except: (i) for normal wear and tear, damage from casualty or condemnation and changes resulting from approved Alterations that Tenant is not required to remove; and (ii) that all interior walls will be freshly painted, all tile floors will be cleaned and waxed, all broken, marred or nonconforming acoustical ceiling tiles shall be replaced, all windows shall be washed, and any burned out or broken light bulbs or ballasts shall be replaced. In addition, prior to the expiration or earlier termination of this Lease Tenant shall: (a) upon Landlord’s request, remove all telephone and other cabling installed in the Building by Tenant; (b) remove from the Property all Tenant’s personal property and Trade Fixtures; and (c) remove all Alterations that Landlord has elected to require Tenant to remove; and Tenant shall repair any damage and perform any restoration work caused by removal of any of the foregoing items. If such removal is not completed before the expiration or termination of the Term, Landlord shall have the right (but no obligation) to remove the same, and Tenant shall pay Landlord on demand for all costs of removal and storage thereof and for the rental value of the Premises for the period from the end of the Term through the end of the time reasonably required for such removal. Landlord shall also have the right to retain or dispose of all or any portion of such property if Tenant does not pay all such costs and retrieve the property within ten (10) days after notice from Landlord (in which event title to all such property described in Landlord’s notice shall be transferred to and vest in Landlord). Tenant waives all Claims against Landlord for any damage or loss to Tenant resulting from Landlord’s removal, storage, retention, or disposition of any such property. Upon expiration or termination of this Lease or of

Tenant’s possession, whichever is earliest, Tenant shall surrender all keys to the Premises and any part thereof and shall deliver to Landlord all keys for or make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

Normal wear and tear, for purposes of this provision, shall be construed to mean wear and tear caused to the Premises by the natural aging process that occurs in spite of prudent application of good standards for maintenance, repair and janitorial practices. It is not intended, nor shall it be construed to include items of neglected or deferred maintenance which would have or should have been attended to during the Term of the Lease if good standards had been applied to properly maintain and keep the Premises at all times in good condition and repair.

19.2 Holding Over. If Tenant (directly or through any Transferee or other successor-in-interest of Tenant) remains in possession of the Premises and/or fails to satisfy its surrender obligations under Section 19.1, above, after the expiration or earlier termination of this Lease, Tenant’s continued possession shall be on the basis of a tenancy at the sufferance of Landlord. In such event, Tenant shall continue to comply with and perform all the terms and obligations of Tenant under this Lease, except that the Monthly Base Rent during Tenant’s holding over shall be one hundred twenty-five percent (125%) of the Monthly Base Rent payable in the last full month prior to the expiration or termination hereof. Acceptance by Landlord of rent after such expiration or termination shall not constitute a renewal of this Lease; and nothing contained in this provision shall be deemed to waive Landlord’s right of reentry or any other right hereunder or at law. Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims arising or resulting directly or indirectly from Tenant’s failure to timely surrender the Premises, including (i) any rent payable by or any loss, cost, or damages claimed by any prospective tenant of the Premises, and (ii) Landlord’s foreseeable damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises by reason of such failure to timely surrender the Premises.

20. ENCUMBRANCES.

20.1 Subordination. This Lease is expressly made subject and subordinate to any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Property or any interest of Landlord therein which is now existing or hereafter executed or recorded (“Encumbrance”); provided, however, that such subordination shall only be effective as to Encumbrances created by Landlord after the Commencement Date of this Lease if the holder of the Encumbrance agrees that so long as this Lease is in full force and effect and there exists no Event of Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by reason of foreclosure, exercise of the statutory power of sale, or receipt of a deed in lieu of foreclosure in the case of any mortgage or deed of trust that constitutes the Encumbrance or termination in the case of any ground lease that constitutes the Encumbrance. Tenant shall execute and deliver to Landlord, within ten (10) days after written request therefor by Landlord and in a form reasonably requested by Landlord, any additional documents evidencing the subordination of this Lease with respect to any such Encumbrance, provided that, in any case where Tenant is entitled to the above-described nondisturbance agreement, either prior to or concurrently with the request Tenant is provided the required nondisturbance agreement by the holder of the Encumbrance. If the interest of Landlord in the Property is transferred pursuant to or in lieu of proceedings for enforcement of any Encumbrance, provided the new owner requires Tenant to do so or Tenant is party to a nondisturbance agreement as herein described, Tenant shall attorn to the new owner, and this Lease shall continue in full force and effect as a direct lease between the transferee and Tenant on the terms and conditions set forth in this Lease. Anything in this Section 20.1 to the contrary notwithstanding, if a Mortgagee so elects in writing, this Lease shall be deemed superior to the Encumbrance held by the Mortgagee, regardless of the date of recordation of the Encumbrance, and Tenant will execute an agreement confirming the Mortgagee’s election on request.

20.2 Mortgagee Protection. Tenant agrees to give any holder of any Encumbrance covering any part of the Property (“Mortgagee”), by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of such Mortgagee. If Landlord shall have failed to cure such default within thirty (30) days from the effective date of such notice of default, then the Mortgagee shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including the time necessary to foreclose or otherwise terminate its Encumbrance, if necessary to effect such cure), and this Lease shall not be terminated so long as such remedies are being diligently pursued; provided, however, that nothing contained in this Section 20.2 shall be construed to impose any obligation on a Mortgagee to cure such default.

21. ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS.

21.1 Estoppel Certificates. Within ten (10) days after written request therefor, Tenant shall execute and deliver to Landlord, in a form provided by or satisfactory to Landlord, a certificate stating that this Lease is in full force and effect, describing any amendments or modifications hereto, acknowledging that this Lease is subordinate or prior, as the case may be, to any Encumbrance and stating any other information Landlord may reasonably request, including the Term, the date on which the Term expires, the Monthly Base Rent, the date to which Rent has been paid, the amount of any security deposit, letter of credit or prepaid rent, whether either party hereto is in default under the terms of the Lease, and whether Landlord has completed its construction obligations hereunder (if any). Tenant irrevocably constitutes, appoints and authorizes Landlord as Tenant’s special attorney-in-fact for such purpose to complete, execute and deliver such certificate if Tenant fails timely to execute and deliver such certificate as provided above. Any person or entity purchasing, acquiring an interest in or extending financing with respect to the Property shall be entitled to rely upon any such certificate. If Tenant fails to deliver such certificate within ten (10) days after Landlord’s second written request therefor, Tenant shall be liable to Landlord for any damages incurred by

Landlord, including any profits or other benefits from any sale or financing of the Property or any interest therein which are lost or made unavailable as a result, directly or indirectly, of Tenant’s failure or refusal to timely execute or deliver such estoppel certificate.

21.2 Financial Statements. Within ten (10) days after written request therefor, but not more than once a year, Tenant shall deliver to Landlord a copy of the financial statements (including at least a year end balance sheet and a statement of profit and loss) of Tenant (and of each guarantor, if any, of Tenant’s obligations under this Lease) for each of the three most recently completed years, prepared in accordance with generally accepted accounting principles (and, if such is Tenant’s normal practice, audited by an independent certified public accountant), all then available subsequent interim statements, and such other financial information as may reasonably be requested by Landlord or required by any Mortgagee.

22. NOTICES. Any notice, demand, request, consent or approval that either party desires or is required to give to the other party under this Lease shall be in writing and shall be served personally, delivered by messenger or courier service, or sent by U.S. certified mail, return receipt requested, postage prepaid, addressed to the other party at the party’s address for notices set forth in the Basic Lease Information. Notices shall be deemed to have been given and be effective on the earlier of (a) receipt (or refusal of personal delivery), or (b) one (1) day after acceptance by an independent service for delivery, if sent by independent messenger or courier service, or (c) three (3) days after mailing if sent by mail in accordance with this Section. Landlord may change its address for notices hereunder, effective fifteen (15) days after notice to Tenant complying with this Section. If Tenant sublets the Premises, notices from Landlord shall be effective on the subtenant when given to Tenant pursuant to this Section.

23. ATTORNEYS’ FEES. In the event of any dispute between Landlord and Tenant in any way related to this Lease, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type incurred by the prevailing party in connection with any action or proceeding (including any appeal and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment. The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues.

24. QUIET POSSESSION. Subject to Tenant’s full and timely performance of all of Tenant’s obligations under this Lease and subject to the terms of this Lease, including Section 20, Tenant shall have the quiet possession of the Premises throughout the Term as against any persons or entities lawfully claiming by, through or under Landlord.

25. SIGNS. Subject to Tenant obtaining all necessary approvals from the City of Mountain View and subject to Landlord’s review and approval of plans and specifications for any proposed signage, which approval shall not be unreasonably withheld, Tenant shall have the right to install Tenant identification signage on the Property’s monument sign, on the glass entry doors to the Building and on the exterior of the Building; provided, however, that any signage affixed to the exterior of the Building shall not penetrate or otherwise damage or deface the sandstone façade of the Building. Any and all letters/logos must be glued to the copper backgrounds on each side of the existing monument sign; there shall be no drilling into the sign. Tenant shall have no right to maintain any Tenant identification sign in any other location in, on or about the Property or the Premises and shall not display or erect any other Tenant identification sign, display or other advertising material that is visible from the exterior of the Building. Any changes to the size, design, color or other physical aspects of Tenant’s identification sign(s) and/or directional signs shall be subject to the Landlord’s prior written approval, which shall not be unreasonably withheld, and any appropriate municipal or other governmental approvals. The cost of Tenant’s sign(s) and their installation, maintenance and removal (including any necessary repairs to the Building or any other part of the Property caused by such removal) shall be Tenant’s sole cost and expense. If Tenant fails to maintain its sign(s), or if Tenant fails to remove its sign(s) upon the expiration or earlier termination of this Lease, Landlord may do so at Tenant’s expense and all reasonable amounts expended by Landlord in doing so shall be immediately payable by Tenant to Landlord as Additional Rent.

26. COMMON AREAS. Tenant shall have the right during the Term of the Lease to the exclusive use of all areas and facilities within the boundaries of the Property that are outside of the Building, including the Parking Facility, sidewalks, landscaped areas, pedestrian ways, driveways, service areas and delivery facilities, trash disposal facilities, storage areas (if any), and common utility facilities (collectively, the “Common Areas”), subject to the Rules and Regulations and changes therein promulgated by Landlord from time to time governing the use of the Common Areas. The Common Areas, except for the sidewalks, are not open to the general public and Landlord reserves the right to control and prevent access to the Common Areas by any person whose presence, in Landlord’s opinion, would be prejudicial to the safety, reputation and interests of the Property.

27. RULES AND REGULATIONS. Tenant shall be bound by and shall comply with the rules and regulations attached to and made a part of this Lease as Exhibit B to the extent those rules and regulations are not in conflict with the terms of this Lease, as well as any reasonable modifications and/or additions thereto hereafter adopted by Landlord upon notice to Tenant thereof (collectively, the “Rules and Regulations”); provided, however, that no such additional or amended rules and regulations shall materially and adversely interfere with Tenant’s business operations in the Building or on the Property.

28. LANDLORD’S LIABILITY. The term “Landlord,” as used in this Lease, shall mean only the owner or owners of the Property at the time in question. In the event of any conveyance of title to the Property, then from and after the date of such conveyance, the transferor Landlord shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance. Notwithstanding any other term or provision of this Lease, the liability of Landlord arising out of or based upon its obligations under this Lease is limited solely to Landlord’s interest in the Property as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against Landlord’s constituent partners or members or its or their respective partners, shareholders, members, directors, officers or managers on account of any of Landlord’s obligations or actions under or related to this Lease.

29. CONSENTS AND APPROVALS. The review and/or approval by Landlord of any item or matter to be reviewed or approved by Landlord under the terms of this Lease or any Exhibits or Addenda hereto shall not impose upon Landlord any liability for the accuracy or sufficiency of any such item or matter or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Property, and no third parties, including Tenant or the Representatives and Visitors of Tenant or any person or entity claiming by, through or under Tenant, shall have any rights as a consequence thereof.

30. BROKERS. Landlord shall pay the fee or commission of Cornish & Carey (“Broker”), who is also the procuring broker and is serving as an agent for both Landlord and Tenant in this transaction, in accordance with Landlord’s separate written agreement with Broker. Tenant warrants and represents to Landlord that in connection with the negotiating and making of this Lease neither Tenant nor anyone acting on Tenant’s behalf has dealt with any broker or finder who might be entitled to a fee or commission for this Lease other than Tenant’s Broker. Tenant shall indemnify and hold Landlord harmless from any Claims asserted by any other person or entity for a fee, commission or other compensation based upon any dealings with or statements made by Tenant or Tenant’s Representatives.

31. PARKING. Tenant shall have the exclusive right to use the Parking Facility, provided that all parking by Tenant, Tenant’s Representatives and Tenant’s Visitors shall be in compliance with all Rules and Regulations of Landlord regarding the use of the Parking Facility, as such Rules and Regulations may be modified from time to time. Failure to observe the Rules and Regulations shall be an Event of Default. In addition, if Tenant, Tenant’s Representatives or Tenant’s Visitors violate the Rules and Regulations, Landlord shall have the right to remove any vehicles so violating the Rules and Regulations, at Tenant’s expense, and Landlord shall not be liable for any damage incurred in connection with such removal. All responsibility for damage to vehicles or persons in or about the Parking Facility is assumed by the owner of the vehicle and/or its driver. Should parking charges or surcharges of any kind be imposed upon the Parking Facility or the use thereof by a government agency, such charges shall be included in Operating Costs.

32. ENTIRE AGREEMENT. This Lease, including the Exhibits attached hereto, all of which Exhibits are incorporated into and made a part of this Lease by this reference thereto, constitutes the entire agreement between Landlord and Tenant with respect to the leasing of the Premises by Tenant, and supersedes all prior or contemporaneous agreements, understandings, proposals and other representations by or between Landlord and Tenant, whether written or oral, all of which are merged herein. For clarification, the legal description, the Rules and Regulations, the Preliminary Plans, the Specifications and the Work Letter attached hereto as Exhibits A through E, respectively, are incorporated into and made a part of this Lease. Neither Landlord nor Landlord’s agents have made any representations or warranties whatsoever with respect to the Building, the Property or this Lease except as expressly set forth herein, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. This Lease may be amended or modified only by a written instrument signed by Landlord and Tenant.

33. MISCELLANEOUS.

33.1 Submission of Lease. The submission of this Lease for examination does not constitute an option for or offer to lease the Premises and this Lease shall become effective as a binding agreement only upon execution and delivery thereof by Landlord to Tenant.

33.2 Successors and Assigns. Subject to Sections 14 and 28, this Lease shall be binding on and shall inure to the benefit of the parties and their respective successors, assigns and legal representatives.

33.3 Severability. The determination that any provisions hereof may be void, invalid, illegal or unenforceable shall not impair any other provisions hereof and all such other provisions of this Lease shall remain in full force and effect. The unenforceability, invalidity or illegality of any provision of this Lease under particular circumstances shall not render unenforceable, invalid or illegal other provisions of this Lease, or the same provisions under other circumstances.

33.4 Governing Law. This Lease shall be governed by and construed and interpreted in accordance with the laws (excluding conflicts of laws principles) of the State of California.

33.5 Interpretation. The provisions of this Lease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party, even if such party drafted the provision in question. When required by the context of this Lease, the singular includes the plural. Wherever the terms “including” or “includes” are used in this Lease, they shall mean “including, but not limited to” the matter or matters thereafter enumerated. The captions contained in this Lease are for purposes of convenience only and are not to be used to interpret or construe this Lease. In any provision of this Lease relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall include Tenant’s Representatives Tenant’s Visitors.

33.6 Joint and Several Liability. If more than one person or entity is identified as Tenant hereunder, the obligations of each and all of them under this Lease shall be joint and several.

33.7 Recordation. Neither Landlord nor Tenant shall record this Lease or a memorandum thereof.

33.8 Waiver of Jury Trial. Landlord and Tenant waive their respective rights to trial by jury in any cause of action, claim, counterclaim or cross-complaint in any action or proceeding brought by either Landlord or Tenant against the other on any matter whatsoever arising out of or in any way connected with this Lease, including the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, any claim for injury or damage, and the enforcement of any remedy under any Laws now or hereinafter in effect.

33.9 Counterparts. This Lease may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute one agreement.

34. TIME. Time is of the essence for the performance of each and every obligation to be performed by Tenant under this Lease.

35. AUTHORITY. If Tenant is a corporation, partnership, limited liability company or other form of business entity, Tenant and each of the persons executing this Lease on behalf of Tenant warrant and represent to Landlord that Tenant is a duly organized and validly existing entity, that Tenant has full right and authority to enter into this Lease and that the persons signing on behalf of Tenant are authorized to do so and have the power to bind Tenant to this Lease. Upon request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing representations.

36. OPTION TO EXTEND LEASE. Provided Tenant (i) is not in default when Tenant exercises its option or at the effective date of any such option period, and (ii) has not sublet the Premises or assigned this Lease, Tenant shall have one (1) option to extend the term of this Lease for a period of Sixty (60) months (the “Option Period”) at a rate equal to ninety five percent (95%) of the Fair Market Rental Value (defined below) of the Premises; provided, however, that in no event shall such rental be less than the Monthly Base Rent in effect immediately before the expiration of the initial Term. Such option shall be exercised by giving notice of exercise of the option (“Option Notice”) to Landlord at least nine (9) months, but not more than one (1) year, before the expiration of the initial Term, with time being of the essence in Tenant’s delivery of the Option Notice. All other terms of the Lease shall remain unchanged, and upon commencement of the Option Period, such period shall be included within the Term of this Lease.

36.1 Fair Market Rental Value. For purposes of this Lease, the term “Fair Market Rental Value” shall be based upon the highest and best use of the Premises and may include increases in Monthly Base Rent over the Option Period. Fair Market Rental Value shall be determined as follows: At least one hundred and twenty (120) days prior to commencement of the Option Period, Landlord shall notify Tenant of its determination of the Fair Market Rental value. Tenant shall have thirty (30) days from the date of such notice to notify Landlord whether it disagrees with such determination. If Tenant fails to so timely notify Landlord, the Fair Market Rental Value shall be as established in Landlord’s notice. If Tenant gives Landlord timely notice of its disagreement, within fifteen (15) days of the date of such notice, Landlord and Tenant shall negotiate in good faith to resolve the Fair Market Rental for an additional fifteen (15) day period. If the parties have not resolved Fair Market Rental within such time, promptly thereafter each shall specify in writing to each other the name and address of a person to act as the appraiser or broker on its behalf. Each such person shall be an MAI certified commercial real estate broker or appraiser with at least five (5) years of experience with the prevailing market rents for the area in which the Premises are located. If either party fails to timely appoint an appraiser or broker, the determination of the timely appointed appraiser or broker shall be final and binding.

The two appraiser/brokers shall have thirty (30) days from the day of their respective appointments (the “Determination Period”) to make their respective determinations and agree on the fair market rental rate. If the two appraiser/brokers selected by the Landlord and Tenant cannot reach agreement on the fair market rental rate, such appraisers shall within fifteen (15) days jointly appoint an impartial third appraiser/broker with qualifications similar to those of the first two appraiser/brokers, and the fair market rental rate shall be established by the three appraiser/brokers in accordance with the following procedures: The appraiser/broker selected by each party shall state in writing his other determination of the rental rate, taking into consideration the rental rates for comparable properties in the Mountain View/Palo Alto area, which determination shall provide for periodic adjustments to the base rent if such appraiser believes that such adjustments are appropriate. The first two appraiser/brokers shall arrange for the simultaneous delivery of their determinations to the third appraiser/broker no later than seven (7) days after the expiration of the Determination Period. The role of the third appraiser shall be to select which of the two proposed determinations most closely approximates the third appraiser’s determination of the fair market rental rate, and shall have no more than thirty (30) days in which to select the final determination. The third appraiser shall have no right to propose a middle ground or any modification of the two proposed determinations. The determination chosen by the third appraiser shall constitute the decision of the appraisers and be final and binding on the parties. Each party shall pay the cost of its own appraiser and shall share equally the cost of the third appraiser.

In the event the appraisers have not determined the Fair Market Rental Value as of the date the Option Period is to begin, Tenant shall on an interim basis pay Landlord monthly rent based upon Landlord’s determination of Fair Market Rental Value as stated in Landlord’s notice to Tenant. If the appraisers’ final determination is less than Landlord’s determination, Tenant shall be entitled to a credit against the next rental payment due from Tenant hereunder in the amount of the difference. Alternatively, if the appraisers’ final determination is more than Landlord’s determination, Tenant shall pay such difference with the next rental payment due.

36.2 Single Appraiser/Broker Nothing contained herein shall prevent Landlord and Tenant from jointly selecting a single appraiser/broker to determine the Fair Market Rental Value, in which event the determination of the appraiser/broker shall be conclusively deemed the Fair Market Rental Value. Landlord and Tenant shall share equally the fees and expenses of said joint appraiser/broker.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Lease as of the Lease Date.

TENANT:		LANDLORD:

eHEALTHINSURANCE SERVICES, INC. a Delaware corporation

/s/ Brian Avery
BRIAN AVERY, Trustee of the 1983
Avery Investments Trust

By:	/s/ Stuart Huizinga

Title:	CFO

Name:	Stuart Huizinga

By:

Title:
Name:

EXHIBIT A

The Property

The land and building referred to in this description are situated in the State of California, County of Santa Clara, City of Mountain View and are described as follows:

All of Lot 11, as shown upon that certain map entitled, “Tract no. 2724 Ellis-Middlefield Industrial Park, which map was filed for record in the Office of the Recorder of the County of Santa Clara, State of California, on June 16, 1960 in Book 121 of Maps 40, 41, 42, 43 and 44.

APN & ARB: 159-41-004

Commonly known as: 440 E. Middlefield Road, Mountain View, Ca.

EXHIBIT B

Rules and Regulations

The following Rules and Regulations are additional provisions of the foregoing Lease. Capitalized terms used herein shall have the meanings ascribed to them in the Lease.

1. No Access to Roof. Except for access for routine maintenance and repair of any equipment or other device that has been installed on the roof with Landlord’s prior written consent, Tenant has no right of access to the roof of the Building and will not install, repair or replace any antenna, aerial, aerial wires, fan, air conditioner, satellite dish or other device on the roof of the Building, without the prior written consent of Landlord, which may be given or withheld in Landlord’s sole discretion. Any such device installed without such written consent is subject to removal at Tenant’s expense without notice at any time. Notwithstanding the foregoing, Landlord hereby approves Tenant’s installation of a satellite dish not to exceed twenty (20) inches in diameter for the purpose of receiving television programming and other related services; provided, however, that (a) Tenant shall install such dish on an exterior wall and such installation shall not cause any roof penetration, and (b) at Landlord’s election, Tenant shall use Landlord’s contractor to make any exterior penetrations necessary for the installation thereof. In any event Tenant will be liable for any damages or repairs incurred or required as a result of its installation, use, repair, maintenance or removal of such devices on the roof and agrees to indemnify, protect, defend and hold harmless Landlord from any Claims arising from any activities of Tenant or of Tenant’s Representatives on the roof of the Building.

2. Signage. Other than as permitted pursuant to Section 25 of the Lease, no sign, placard, picture, name, advertisement or notice visible from the exterior of the Premises will be inscribed, painted, affixed or otherwise displayed by Tenant on or in any part of the Building without the prior written consent of Landlord, which may be given or withheld in Landlord’s sole discretion.

3. Prohibited Uses. The Premises will not be used for manufacturing, for the storage of merchandise held for sale to the general public, for lodging or for the sale of goods to the general public. Tenant will not permit any food preparation on the Premises except that Tenant may use Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages and may use microwave ovens so long as such use is in accordance with all applicable Laws. Tenant may use outdoor grills on the Premises so long as such use is in accordance with all applicable Laws and so long as Tenant does not drill into or otherwise deface the existing patio surface in connection with such use. The foregoing prohibitions shall be in addition to, and not in lieu of, any other prohibitions applicable to the use of the Premises under the Lease and/or applicable Laws.

4. Keys and Locks. Landlord will furnish Tenant, free of charge, two keys to the Building. Landlord may make a reasonable charge for any additional or replacement keys. Tenant will not alter any locks or install any new or additional lock or bolt on any door of its Premises without the prior written consent of Landlord and, in any event, Tenant will provide Landlord with a key for any such lock. On the termination of the Lease, Tenant will deliver to Landlord all keys to any locks or doors in the Building which have been obtained by Tenant.

5. Freight. Tenant shall not transport freight in loads exceeding floor load capacities or the weight limitations of elevators. Landlord reserves the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building, and no property will be received in the Building or carried up or down elevators or stairs except along such routes as may be designated by Landlord. Landlord reserves the right to require that heavy objects will stand on wood strips of such length and thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such property from any cause, and Tenant will be liable for all damage or injuries caused by moving or maintaining such property.

6. Nuisances and Dangerous Substances. Tenant will not conduct itself or permit Tenant’s Representatives or Visitors to conduct themselves, in the Premises or anywhere on or in the Property in a manner which is offensive or unduly annoying. Tenant will not install or operate any phonograph, radio receiver, musical instrument, or television or other similar device in any part of the Common Areas and shall not operate any such device installed in the Premises in such manner as to disturb or annoy occupants of property adjacent to the Property. Tenant will not use or keep in the Premises or the Property any kerosene, gasoline or other combustible fluid or material other than limited quantities thereof reasonably necessary for the maintenance of office equipment. Tenant will not use or keep any foul or noxious gas or substance in the Premises or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or occupants of property adjacent to the Property by reason of noise or odors. Tenant will not bring or keep any animals in or about the Premises or the Property.

7. Window Coverings. No curtains, draperies, blinds, shutters, shades, awnings, screens or other coverings, window ventilators, hangings, decorations or similar equipment shall be attached to, hung or placed in, or used in or with any window of the Building without the prior written consent of Landlord, and Landlord shall have the right to control all lighting within the Premises that may be visible from the exterior of the Premises.

8. Floor Coverings. Tenant will not lay or otherwise affix linoleum, tile, carpet or any other floor covering to the floor of the Premises in any manner except as approved in writing by Landlord. Tenant will be liable for the cost of repair of any damage resulting from the violation of this rule or the removal of any floor covering by Tenant or its contractors, employees or invitees.

9. Wiring and Cabling Installations. No boring or cutting for wires or cables will be allowed without the prior written consent of Landlord. The location of burglar alarms, smoke detectors, telephones, call boxes and other office equipment affixed to the Premises shall be subject to the prior written consent of Landlord. Landlord shall not unreasonably withhold or delay its consent to the matters specified in this Rule 9.

10. Office Closing Procedures. Tenant will see that the doors of the Premises are closed and locked and that all water faucets, water apparatus and utilities are shut off before Tenant or its employees leave the Premises, so as to prevent waste or damage. Tenant will be liable for all damage sustained by Landlord resulting from Tenant’s carelessness in this regard or violation of this rule. Tenant will keep the doors to the Building corridors closed at all times except for ingress and egress.

11. Plumbing Facilities. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be disposed of therein. Tenant will be liable for any breakage, stoppage or damage resulting from the violation of this rule by Tenant, its employees or invitees.

12. Use of Hand Trucks. Tenant will not use or permit to be used in the Premises or in the Common Areas any hand trucks, carts or dollies except those equipped with rubber tires and side guards or such other equipment as Landlord may approve.

13. Refuse. Tenant shall store all Tenant’s trash and garbage within the Premises or in other facilities designated by Landlord for such purpose. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without being in violation of any law or ordinance governing such disposal. All trash and garbage removal shall be made in accordance with directions issued from time to time by Landlord, only through such Common Areas provided for such purposes and at such times as Landlord may designate. Tenant shall comply with the requirements of any recycling program adopted by Landlord for the Building.

14. Fire, Security and Safety Regulations. Tenant will comply with all safety, security, fire protection and evacuation measures and procedures established by Landlord or any governmental agency.

15. Responsibility for Theft. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

16. Sales and Auctions. Tenant will not conduct or permit to be conducted any sale by auction in, upon or from the Premises or elsewhere in the Property, whether said auction be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceeding.

17. Effect on Lease. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease. Violation of these Rules and Regulations constitutes a failure to fully perform the provisions of the Lease, as referred to in Section 15.1.

18. Additional and Amended Rules. Landlord reserves the right to rescind or amend these Rules and Regulations and/or to adopt any other rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building and the Property and for the preservation of good order therein and thereon; provided, however, that no such additional or amended rules and regulations shall materially and adversely interfere with Tenant’s business operations in the Building or on the Property.

EXHIBIT “C”

EXHIBIT “C”

Exhibit “D”

TENANT IMPROVEMENT SPECIFICATIONS

FOR EHEALTHINSURANCE.COM

440 MIDDLEFIELD ROAD

MOUNTAIN VIEW, CALIFORNIA

DIVISION 1 - GENERAL REQUIREMENTS

Section 01100	Summary: Provide “plug-n-play” office space built-out and furnished to the standards provided below. Tenant to provide program requirements including quantities and sizes for all workstations and auxiliary spaces (conference rooms, break areas, server rooms, etc.).

Section 01300	Administrative Requirement: Provide construction documents and interior finish design along with all permits and hook-up fees (excluding meter service) for occupancy of the “plug-n-play” office space.

Section 01400	Quality Requirements: Perform work in a good and workmanlike manner in compliance with all applicable code requirements.

Section 01700	Execution Requirements: All existing lobby and building core facilities currently in-place to remain “as-is”. Tenant improvement exiting plan to meet applicable code requirements with existing exterior door layout.

DIVISION 2 - SITEWORK

Section 02200	Site Preparation: Provide selective demolition of existing slab-on-grade concrete and overhead finishes for preparation of tenant improvement construction.

Section 02500	Utility Services: Tenant to contract directly with utility providers for electrical, natural gas, water, telecom, sanitation and sanitary sewage services of the facility

Section 02800	Site Improvements and Amenities: Existing site improvement provided in an “as-is” condition.

DIVISION 3 - CONCRETE

Section 03300	Cast-in-Place Concrete: Compact backfill and pour concrete in under slab trenches for sanitary sewer piping to the break room sink location.

DIVISION 4 - MASONRY

Not Applicable

Revision dated 05/06/04

TENANT IMPROVEMENT SPECIFICATIONS

FOR EHEALTHINSURANCE.COM

440 MIDDLEFIELD ROAD

MOUNTAIN VIEW, CALIFORNIA

DIVISION 5 - METALS

Section 05100	Structural Metal Framing: Provide metal backing for counters, sinks, etc. at required locations.

DIVISION 6 - CARPENTRY

Section 06101	Backboards: Provide backboards for communication systems in server room. The backboards to be fire-rated plywood and painted prior to equipment installation when exposed.

Section 06110	Wood Framing: Provide structural framing at penetration and sleepers for dedicated server HVAC system on roof.

Section 06201	Cabinets - Upper/Lower: Provide plastic laminate cabinets with doors, drawers, and adjustable shelves in the break room and coffee station.

Section 06203	Counter Tops and Shelves: Provide plastic laminate counter tops and shelves in the Q.A. area.

DIVISION 7 - THERMAL AND MOISTURE PROTECTION

Section 07210	Building Insulation: Provide roof and wall insulation as required to meet applicable energy conservation codes.

Section 07211	Sound Insulation: Provide insulation and sealant in walls around conference rooms, server room, Q.A. area, and break room.

Section 07600	Flashing and Roof Patch: Provide flashing and roof patch of any tenant improvement required penetration.

Revision dated 05/06/04

TENANT IMPROVEMENT SPECIFICATIONS

FOR EHEALTHINSURANCE.COM

440 MIDDLEFIELD ROAD

MOUNTAIN VIEW, CALIFORNIA

DIVISION 8 - DOORS AND WINDOWS

Section 08100	Metal Doors and Frames: Existing exterior metal doors and frames provided in an “as-is” condition unless code required upgrade is necessary.

Section 08210	Wood Doors: Provide solid core pre-finished cherry cinnamon wood doors, 3’-0” x 8’-0” or 6’-0” x 8’-0”, in anodized aluminum frames, with Schlage D-Series hardware. Dome type doorstop on all doors and closers as required. Finish of hardware to match existing core improvements.

Section 08801	Glass Doors: Provide storefront glass door at boardroom (3’-0”x 8’-0”) and interior lobby entrance. (6’-0”x 8’-0”), in anodized aluminum frames, with Schlage D-Series hardware. Dome type doorstops on all doors and closers as required. Finish of hardware to match existing core improvements.

Section 08801	Glass Wall: Provide clear glass window wall to match existing core improvement at boardroom. All other specialty glass to be provided by tenant.

Section 08804	Sidelites: Provide an aluminum frame with clear glass installed adjacent to all applicable interior doors (excluding server room, etc.) 2’-0” x 8’-0”.

DIVISION 9 - FINISHES

Section 09250	Wall Partitions: Provide slab to underside of roof/floor structure, 5/8” gypsum sheet rock both sides, taped and finished to Level 4 standards below acoustical ceiling at conference, break room, and server room.

Section 09252	Furring: Provide gypsum board furring on the inside face of the perimeter concrete walls to conceal existing rainwater leaders and additional required electrical conduits in office areas from the slab-on-grade to 6” above the acoustical ceiling, taped and finished to Level 4 standards.

Section 09510	Acoustical Ceiling: Provide suspended acoustical ceiling, Armstrong Prelude XL 15/16” Dimensional Tee System with Dune Second Look (2’x4’) Angled Tegular throughout the office areas. Compression posts as required by code.

Section 09650	Resilient Flooring (VCT): Provide Armstrong Excelon 12”xl2” Vinyl Composition Tile in break room, file room and server room. Rubber base to match.

Revision dated 05/06/04

TENANT IMPROVEMENT SPECIFICATIONS

FOR EHEALTHINSURANCE.COM

440 MIDDLEFIELD ROAD

MOUNTAIN VIEW, CALIFORNIA

Section 09680	Carpet: Provide Hollytex Infinium Commercial Solutions Series carpet. Available patterns are Pointe Royal (cut pile), Spin City (cut pile), Accommodation (textured loop), Attribute (level loop), Carrara (textured loop), Exeter (level loop), or London Classics (loop pile). Cut pile for use in low traffic rooms only. Rubber base to match.

Section 09700	Furring: Provide standard smooth wall finish on exterior/perimeter concrete walls (sack and patch), from the slab-on-grade to the height of the acoustical ceiling.

Section 09900	Painting: Include two finish coats of Kelly Moore or equal over sealer coat, smooth finish, paint to all walls, furring, columns, etc.

DIVISION 10 - SPECIALTIES

Section 10115	Marker Boards: Provide 4’x8’ surface mounted white boards in all conference rooms.

Section 10400	Signage: Code required signage to be installed.

Section 10401	Signage: Exterior signage allowance will be provided on the existing monument base. Any and all letters/logo must be glued to the copper background of the monument sign. There shall be no drilling into the sign or building structure.

Section 10520	Fire Extinguishers: Provide fire extinguishers in cabinets as required by code. Cabinets to be semi-recessed type with extinguisher type and size required by code.

Section 10800	Break room’s Accessories: Provide paper towel and soap dispenser in break room and coffee station

DIVISION 11 - EQUIPMENT

Section 11120	Vending Equipment: Vending equipment to be by tenant.

Section 11130	Audio/Visual Equipment: Audio/Visual equipment to be by tenant except for projection screens in large conference rooms, four total.

Section 11400	Appliances: Provide full-sized refrigerator, dishwasher and microwave in break room. Provide undercounter refrigerator in coffee bar. All other appliances by tenant.

Revision dated 05/06/04

TENANT IMPROVEMENT SPECIFICATIONS

FOR EHEALTHINSURANCE.COM

440 MIDDLEFIELD ROAD

MOUNTAIN VIEW, CALIFORNIA

Section 11680	Office Equipment: Office equipment (printer, plotter, faxes, etc.) to be by tenant.

DIVISION 12 - FURNISHINGS

Section 12100	Art: Art to be by tenant.

Section 12300	Manufactured Casework: Lobby/Reception desk not required by tenant.

Section 12490	Window Treatment: Provide Levelor blinds (vertical or horizontal) on all perimeter windows and interior glass walls.

Section 12510	Office Furniture: Provide office furniture for boardroom, conference rooms and break rooms. Boardroom to have a 15-person, 14’ long by 5’ wide boat shaped veneered wood table. Three (3) conference rooms to an 8-person, 8’ long by 4’ wide boat shaped veneered wood table. Two (2) conference rooms to a 6-person, 6’ long by 3’ wide boat shaped veneered wood table. Break room to have six (4’x4’) plastic laminate tables. Boardroom to have 8’ long credenza to match table finish. All other furniture by tenant.

Section 12520	Seating: Provide seating for cubicles, boardroom, and conference rooms, break rooms, and 2nd floor hallway/waiting area. Each cubicle to have 1 task chair. Boardroom to have a 15 conference chairs and 10 side chairs. Three (3) conference rooms to each have 8 conference chairs. Two (2) conference rooms to each have 6 conference chairs. Break room to have 24 stackable plastic chairs. 2nd floor hallway/lobby area to provide couch/armchair seating for 4 persons with 2 side tables.

Section 12700	Systems Furniture: Provide modular stackable systems furniture systems for 7 executive cubicles, 29 manager cubicles and 40 standard cubicles. Cubicles to be new Kingdar Office System (Herman Miller Ethospace clone). Fabric and laminate color to be selected by tenant. Each executive cubicle to be 10’x10’ in size with a L-shaped work surface and have a keyboard tray, 1 task light, 1 overhead file, 1 open overhead shelf, 1 file-file pedestal, 1 box-box-file pedestal, 2 Rail Tiles, 1 side table and 2 side chairs. Each manager cubicle to be 8’x10’ in size with a L-shaped work surface and have a keyboard tray, 1 task light, 1 overhead file, 1 open overhead shelf, 1 file-file pedestal, 1 box-box-file pedestal, 2 Rail Tiles, and 2 side chairs. Each standard cubicle to be 8’ x 8’ in size with a L-shaped work surface and have a keyboard tray, 1 task light, 1 overhead file, 1 open overhead shelf, 1 file-file pedestal and 1 box-box-file pedestal, and 2 Rail Tiles.

Section 12800	Interior Plants: Interior plants provided by tenant.

Revision dated 05/06/04

TENANT IMPROVEMENT SPECIFICATIONS

FOR EHEALTHINSURANCE.COM

440 MIDDLEFIELD ROAD

MOUNTAIN VIEW, CALIFORNIA

DIVISION 13 - SPECIAL CONSTRUCTION

Not Applicable

DIVISION 14 - CONVEYING SYSTEMS

Not Applicable

DIVISION 15 - MECHANICAL SYSTEMS

Section 15400	Plumbing: Provide plumbing services (hot/cold water, sanitary sewer and venting) at break room, and coffee bar. Sinks to be Elkay stainless steel with American Standard chrome fixtures.

Section 15300	Fire Sprinklers: Provide tenant improvement heads from shell overhead system as required by applicable code. Heads to be white semi-recessed sprinklers with white escutcheons.

Section 15800	HVAC: Provide distribution per tenant improvement plan based upon 25 VAV zones from existing shell HVAC system. Temperature to be maintained 70°F ± 4 within office environment. Provide 5-ton dedicated split HVAC system for server room. Existing DDC controls to be used. Standard Titus diffusers.

DIVISION 16 - ELECTRICAL

Section 16300	Power: Provide general utility power of 5 watts per square foot in office area at 120/208-volts. Included in the general utility power will be 1 circuit per 2 cubicles. Lighting power to be 277/480 volt and per Title 24 energy compliance. Provide HVAC power for dedicated server system. Provide a 220V, single-phase circuit for a UPS at the Server room location. Existing shell service 1,600 amp at 3-phase, 480 volts.

Section 16500	Lighting: Provide 2’ x 4’ Lithonia or equivalent fluorescent parabolic troffers, 4” deep fixtures designed to an average of 75 foot-candles in office area. Exit and emergency lighting per code.

Section 16700	Communications: Provide voice/data cabling to workstations and auxiliary rooms. Standard drop to be two (2) category 3 voice lines and two (2) category 5e data lines. Assumed 100 drop locations in facility. Voice and data lines to be terminated to 110-blocks and patch panel in server room. Nine (9) 19” x 7’ racks to be included in scope. Interconnection from MPOE to server room to consist of 50-pair category 3 line. All other IT equipment by tenant (PBX, phones, security, etc.).

Revision dated 05/06/04

TENANT IMPROVEMENT SPECIFICATIONS

FOR EHEALTHINSURANCE.COM

440 MIDDLEFIELD ROAD

MOUNTAIN VIEW, CALIFORNIA

ALTERNATE ITEMS (PROVIDED BY TENANT)

Section 03300	Cast-in-Place Concrete: Compact backfill and pour concrete in under slab trenches for sanitary sewer piping to both shower locations.

Section 06202	Cabinets/Millwork: Wood veneer faced closet with doors to match furniture finish, as specified by tenant at boardroom for storage of video equipment cart.

Section 06203	Cabinets/Millwork: Plastic laminate cabinets with doors, drawers and shelves as specified by tenant, for use at mail station.

Section 09251	Shower Room Wall Partitions and Ceiling: Provide gypsum board partitions 8’-0” high. One layer of 5/8” gypsum board each side on 3 5/8” metal studs and 5/8” gypsum board ceiling.

Section 09310	Ceramic Tiler Shower Rooms: Provide ceramic tile on the floor and wainscot to match existing core improvements.

Section 10185	Prefabricated Shower Enclosure: Provide an A.D.A. compliant fiberglass prefabricated shower enclosure in each of two (2) shower rooms.

Section 10400	Signage at Showers: Code required signage to be installed.

Section 12491	Window Treatments (Special): Mechanical shades (Mechoshades) for boardroom glass.

Section 12501	Furniture: Freestanding “Entertainment” system to house electronic components within the boardroom.

Section 13700	Security Access: All security systems hardware, power and wiring, and all related door hardware upgrades.

Section 15401	Plumbing: All plumbing associated with installation of 2 ADA Compliant showers.

Section 15801	HVAC: Provide one-exhaust fans to each of two (2) shower room locations.

Section 16701	Communications: Upgrade to Category 6 data lines including supporting patch panel at Server room location.

END OF TENANT IMPROVEMENT CONSTRUCTION SPECIFICATIONS

Revision dated 05/06/04

EXHIBIT E

WORK LETTER FOR INITIAL TENANT IMPROVEMENTS

This Exhibit E (referred to herein as this “Work Letter”) forms a part of that certain Office Lease dated of even date herewith (the “Lease”) by and between Brian Avery, Trustee of the 1983 Avery Investments Trust, as Landlord, and eHealthinsurance Services, Inc., a Delaware corporation, as Tenant, to which this Work Letter is attached. If there is any conflict between this Work Letter and the Lease, this Work Letter shall govern.

1. Defined Terms. All defined terms referred to in this Work Letter shall same meaning as defined in the Lease to which this Work Letter is a part, except where expressly defined to the contrary.

2. Additional Definitions. Each of the following terms shall have the following meaning:

(a) “Architect” means Devcon Construction, Inc.

(b) “Applicable Laws and Restrictions” shall mean all laws (including, without limitation, the Americans with Disabilities Act), building codes, ordinances, governmental regulations, and recorded title covenants, conditions and restrictions applicable to the Premises.

(c) “Construction Plans” – shall mean the final and complete plans and specifications for the construction of the Initial Tenant Improvements, which plans and specifications shall be consistent with and logical evolutions of the Preliminary Plans and the Specifications attached to the Lease as Exhibits C and D, respectively, and shall consist of all architectural, engineering, mechanical and electrical drawings and specifications which are required to obtain all building permits, licenses and certificates from the applicable governmental authority(ies) for the construction of the Initial Tenant Improvements, as the same may be modified by a Change Order issued in accordance with this Work Letter and/or by any subsequent revisions required by the City of Mountain View. The Construction Plans shall be prepared by the Architect consistent with the Preliminary Plans and Specifications and approved by the parties as set forth herein and shall, in all respects, be in substantial compliance with all Applicable Laws and Restrictions.

(d) “Contractor” shall mean Devcon Construction, Inc., whom Tenant has previously approved as the Contractor responsible for construction of the Initial Tenant Improvements. The Contractor shall be duly licensed by the State of California.

(e) “Construction Schedule” shall mean the schedule for the commencement, prosecution and Substantial Completion of the Initial Tenant Improvements, which shall be prepared by Contractor within two (2) business days following the final approval of the Construction Plans by the parties, as more particularly described in Section 4(b), below.

(f) “Force Majeure Delays” – Any delay, other than a Tenant Delay, by Landlord in completing the Initial Tenant Improvements by the Prior Occupancy Date set forth in the Lease by reason of (i) any strike, lockout or other labor trouble or industrial disturbance (whether or not on the part of the employees of either party hereto), (ii) governmental preemption of priorities or other controls in connection with a national or other public emergency, civil disturbance, riot, war, sabotage, blockade, embargo, inability to secure customary materials, supplies or labor through ordinary sources by reason of regulation or order of any government or regulatory body, (iii) shortages of fuel, materials, supplies or labor, or (iv) lightning, earthquake, fire, storm, tornado, flood, washout, explosion, inclement weather or any other similar industry-wide or Building-wide cause beyond the reasonable control of Landlord, and (v) any other cause, whether similar or dissimilar to the above, beyond Landlord’s reasonable control. In the event of any Force Majeure Delay, Landlord shall provide Tenant with written notification of such delay within five (5) days of learning of such delay, the time for performance of any obligation of Landlord to construct the Initial Tenant Improvements under this Work Letter or the Lease and to deliver the Premises to Tenant under the Lease shall be extended, at Landlord’s reasonable election, by the actual number of days caused by such Force Majeure Delays resulting from any of the foregoing events to the extent such delay affects the critical path set forth in the Construction Schedule.

(g) “Initial Tenant Improvements” – The improvements to be installed by Landlord in the Premises in accordance with the Construction Plans. The type and quality of materials to be used by Landlord to construct the Initial Tenant Improvements will be consistent with the specifications set forth on the Preliminary Plans and Specifications.

(h) “Preliminary Plans” – the Preliminary Plans, including without limitation all specifications thereon, attached to the Lease as Exhibit C.

(i) “Representatives” – Landlord’s Representative shall mean Alex Johnson of Matrix CM, whose telephone number is (408) 996-0435, whose facsimile number is (408) 996-0495 and whose address for delivered notice is 20370 Town Center Lane, Suite 137, Cupertino, CA 95014, or such other person as Landlord shall designate in writing to Tenant as its authorized representative for the purposes of administering this Work Letter. Tenant’s Representative shall mean Stuart Huizinga whose telephone number is (408) 542-4880, whose facsimile number is (408) 542-4703, and whose address for delivered notice is 281 Java Drive, Sunnyvale, California 94089, or such other person as Landlord shall designate in writing to Tenant as its authorized representative for the proposes of administering this Work Letter. Either party may change its numbers and address by delivery of three (3) business days’ notice to the other party’s Representative.

(j) “Specifications” – the Specifications, including without limitation all fixtures, furnishings and finishes specified thereon, attached to the Lease as Exhibit D.

(k) “Substantial Completion” – The Initial Tenant Improvements shall be deemed Substantially Complete on the date that (i) the building officials of the applicable governmental agency(s) issue a final permit or a temporary, conditional or final certificate of occupancy, or other inspection sign-off, sufficient to permit lawful occupancy of the Premises by Tenant (including verbal approval), (ii) the Contractor delivers to both Landlord and Tenant a certificate of substantial completion wherein the Contractor shall certify to both Landlord and Tenant that the Initial Tenant Improvements have been substantially completed in accordance with this Work Letter and the Construction Plans (as defined above) except for items which do not unreasonably interfere with Tenant’s use of the Premises, and (iii) all utilities (excluding any services or utilities that are Tenant’s responsibility pursuant to the terms of this Work Letter or the Lease, including, without limitation, Tenant’s obligation to pull cable from the Building to the Premises) and mechanical systems are connected and available for Tenant’s use in the Premises.

(l) “Tenant Delay” – Any delay incurred by Landlord in completing the Initial Tenant Improvements due to (i) a delay by Tenant, or by any person employed or engaged by Tenant, in approving or delivering to Landlord any plans, schedules or information, including, without limitation, the Construction Plans beyond the applicable time period set forth in this Work Letter; (ii) a delay in the performance of work in the Premises by Tenant or any person employed by Tenant, if and only if such work is identified in the Construction Plans as being necessary for the Substantial Completion of the Initial Tenant Improvements; (iii) any Change Order requested by Tenant to previously approved work or in the Preliminary Plans or Construction Plans to the extent that such requested change affects the critical path set forth in the Construction Plans and is not solely the result of a concurrent delay by Landlord; provided that in no event shall the amount of Tenant Delay as a consequence of such requested change exceed the amount of delay specified in the Change Order; (iv) requests for special materials and finishes that were not originally requested in the Preliminary Plans or Construction Plans and which are not readily available; provided that the length of Tenant Delay due to such unavailability shall not exceed the amount of delay approved by Tenant when such materials and finishes were requested by Tenant, (v) delays in delivery of any materials requested by Tenant through Change Orders to the extent that such requested change affects the critical path set forth in the Construction Plans and is not solely the result of a concurrent delay by Landlord; provided that the amount of Tenant Delay as a consequence of such Change Order may not exceed the amount of delay specified in the Change Order; (vi) the failure of Tenant to pay as and when due under this Work Letter all costs and expenses to construct the Initial Tenant Improvements to the extent Tenant is required to pay for such costs in this Work Letter; and (vii) interference with the construction of the Initial Tenant Improvements by Tenant or any person employed by Tenant.

3. Designation of Representative. Landlord and Tenant hereby respectively appoint Landlord’s Representative and Tenant’s Representative as its sole representative for the purposes of this Work Letter. Until replaced by written notice, Landlord’s Representative and Tenant’s Representative shall have the full authority and responsibility to act on behalf of Landlord and Tenant, respectively, as required in this Work Letter and shall act in a commercially reasonable manner in such capacity.

4. Construction of the Initial Tenant Improvements.

(a) Construction Plans and Construction Schedule. Landlord shall cause to be prepared the Construction Plans for the Initial Tenant Improvements that are consistent with and are logical evolutions of the Preliminary Plans and Specifications within fifteen (15) days following the mutual execution and delivery of the Lease by Landlord and Tenant. Upon completion of the Construction Plans, Landlord shall immediately forward such plans to Tenant for approval, which approval shall not be unreasonably withheld or delayed; provided, however, that (i) it shall not be reasonable for Tenant to withhold its approval if the Construction Plans are substantially in conformance with and/or are a logical evolution of the Preliminary Plans and Specifications, and (ii) if Tenant’s response to Landlord’s request for approval includes a request for any additional changes which are beyond the scope of the Preliminary Plans and Specifications, Tenant shall be liable for payment of all additional expenses arising in connection with such changes. Within two (2) business days following Tenant’s receipt of the Construction Plans, Tenant shall notify Landlord in writing whether Tenant approves or reasonably disapproves of the Construction Plans. If Tenant reasonably disapproves of the proposed Construction Plans, Tenant’s written notice of disapproval shall specify any changes or modifications Tenant desires in the Construction Plans. Architect will then revise the Construction Plans, taking into account the reasons for Tenant’s disapproval (provided, however, that Architect shall not be required to make any revision to the Construction Plans that Landlord reasonably disapproves), and the Construction Plans shall be deemed final as modified. Notwithstanding the foregoing, any failure of Tenant to fully and finally approve the Construction Plans within ten (10) days after receipt of the first drafts thereof from Landlord shall constitute a Tenant Delay, as long as Landlord and Contractor have not unreasonably delayed in their preparation and delivery of the Construction Plans. Landlord shall not unreasonably withhold its approval of any change requested by Tenant to the Construction Plans which does not materially delay the Prior Occupancy Date nor materially increase the cost that will be incurred by Landlord in constructing the Initial Tenant Improvements. When the Construction Plans have been approved by Landlord and Tenant as provided above, the Construction Plans shall be initialed by the parties.

(b) Construction; Weekly Meetings. As soon as Construction Plans are approved in final form by the parties in accordance with the terms of subparagraph (a) above, Landlord shall cause Contractor to (i) within ten (10) days following final approval of the Construction Plans, prepare the Construction Schedule based upon such final Construction Plans, and (ii) commence and to thereafter diligently prosecute to completion the construction of the Initial Tenant Improvements in accordance with the Construction Plans (using the standard of materials and specifications shown therein) in accordance with the Construction Schedule, subject to Tenant Delays and Force Majeure Delays. Landlord’s Representative and Tenant’s Representative shall meet on a weekly basis, or more frequent basis if desired by the parties, to track the construction against the Construction Schedule and discuss the progress of construction.

(c) Subcontracts and Materials. Landlord may negotiate with or competitively bid subcontractors (or cause the Contractor to do so) for the Initial Tenant Improvements, in Landlord’s sole and absolute discretion.

(d) Changes to Construction Plans and Construction Schedule. If, following the date that the Construction Plans have been approved by Landlord and Tenant as provided in subparagraph (a) above, Tenant desires to order extra or changed work or request that the Construction Schedule be modified (a “Change”), pursuant to a written “Change Order”, Landlord shall cause Architect to prepare additional Construction Plans implementing such Change (provided, however, that Landlord shall not be required to cause Architect to implement any such Change that Landlord reasonably disapproves). Tenant shall pay the cost of preparing additional Construction Plans within ten (10) days after receipt of Landlord’s invoice therefor. As soon as practicable after the completion of such additional Construction Plans, Landlord shall notify Tenant of the estimated cost of the Change and the effect, if any, on the Construction Schedule. Within two (2) business days after receipt of such cost estimate, Tenant shall notify Landlord in writing whether Tenant approves the Change. If Tenant approves the Change, Landlord shall proceed with the Change and Tenant shall be liable for any cost resulting from the Change (and the Construction Schedule shall be modified to reflect any adjustments attributable to such Change). If Tenant fails to approve the Change within such two (2) business day period, construction of the Initial Tenant Improvements shall proceed as provided in accordance with the original Construction Documents.

All Change Orders shall be billed on a cost plus fee basis unless otherwise agreed by Tenant, with the Contractor’s fee thereon not to exceed four percent (4%) and the subcontractor’s fee not to exceed fifteen percent (15%). Tenant shall not be responsible for the payment of any general condition charges or general requirement charges (the “General Condition Charges”) as a result of such Change Order, except to the extent that such Change Order results in (i) additional construction time to complete the Initial Tenant Improvements, or (ii) the need for additional on-site project management, supervisory fees or clean-up costs. In the event that General Condition Charges apply pursuant to the foregoing sentence, then Tenant shall pay such fees based on either a per diem basis or a percentage basis for the cost of the work, subject to Tenant’s reasonable approval. The Change Order shall clearly describe (a) the change, (b) the party required to perform the change, (c) any modification of the Construction Plans, (d) the amount of delay or the time saved resulting therefrom and any revision of the Construction Plans and/or Construction Schedule occasioned by the change, (e) any added or reduced Tenant Improvement cost resulting from the change, and (f) any other cost, and the manner of payment of such costs. Change Orders desired by Landlord shall be subject to Tenant’s prior consent, not to be unreasonably withheld.

(e) Tenant’s Responsibility. Tenant shall be solely responsible for procuring or installing in the Premises any trade fixtures, equipment, telephone equipment or other personal property not included within the Preliminary Plans and Specifications (“Personal Property”) to be used in the Premises by Tenant, and the cost of such Personal Property shall be paid by Tenant. Tenant shall conform to the Building’s wiring standards in installing any telephone equipment and shall be subject to any and all rules of the site during construction.

(f) Disapprovals and Failures to Respond. Any disapproval by Tenant or Landlord of the Construction Plans submitted for its approval shall be communicated only by a writing, which shall be delivered to the other party within the time permitted hereunder. Such notice shall specify the disapproved item(s), the reason(s) for the disapproval, and the changes required to make the item acceptable to such party.

5. Standard of Construction. Landlord shall obtain from Contractor, and cause Contractor to obtain from each subcontractor for the express benefit of Landlord and Tenant, a warranty that the Initial Tenant Improvements have been constructed in accordance with the Construction Plans and Applicable Laws and in a good and workmanlike manner, and that they shall be free from defects in material and workmanship. Such warranty(ies) shall be effective for a minimum of one (1) year following completion of the Initial Tenant Improvements (collectively, the “Warranties”) and shall be expressly assignable to Tenant, provided that Landlord, at its option, may pursue such claims directly or assign any such Warranties to Tenant for enforcement.

6. Payment of Construction Costs. Landlord shall apply for all permits required in connection with the construction of the Initial Tenant Improvements described on the Preliminary Plans and shall pay all fees related to such permits and all costs to construct the Initial Tenant Improvements described on the Preliminary Plans including, without limitation, costs incurred in the preparation of the Preliminary Plans and Construction Plans. Any additional costs due to changes in the Initial Tenant Improvements reflected in the Preliminary Plans, Specifications and/or the Construction Plans requested by Tenant or arising as a result of any Tenant Delay shall be paid by Tenant as provided in Section 4(d), above.

7. Builder’s All-Risk Policy. At its election in its sole discretion, Landlord shall obtain a builder’s all-risk policy insuring the full replacement cost of the Initial Tenant Improvements, which policy provides coverage against all casualty loss respecting the Initial Tenant Improvements and loss due to theft or vandalism of materials suitably stored on site. Tenant shall be named as an additional insured on this policy.

8. Tenant Fixturing. Landlord shall use all reasonable efforts to complete construction of the Initial Tenant Improvements to a point permitting Tenant’s entry for installation of its fixtures and equipment on or before Substantial Completion of the Initial Tenant Improvements. When the construction has proceeded to the point where Tenant’s installation of its fixtures and equipment in the Premises can be commenced in accordance with good construction practice, Landlord shall notify Tenant to that effect and shall permit Tenant and its authorized representatives and contractors to have access to the Premises for the purpose of installing Tenant’s trade fixtures, cabling, equipment and other Tenant’s Property in the Premises. Landlord and Tenant shall cooperate in good faith to schedule and coordinate Tenant’s fixturing with the Landlord’s construction in a manner which will not interfere with Substantial Completion of the Initial Tenant Improvements, will minimize any increase in each party’s cost, and will ensure labor harmony. While performing fixturing, Tenant shall comply, and shall cause its employees, contractors and suppliers to comply, with the reasonable work rules observed by Landlord’s Contractor and with the provisions of Section 2 of the Lease.

9. Inspection & Punchlist. Tenant’s Representative and consultants shall have the right to enter on the Premises at all reasonable times and upon reasonable prior notice to Landlord’s Representative for the purpose of inspecting the progress of the work. Tenant’s Representative, Landlord’s Representative and the Architect(s), and such advisers as they shall desire, shall inspect the Premises promptly after Substantial Completion using commercially reasonable efforts to discover all uncompleted or defective construction. After such inspection has been completed, a list of “punchlist” items shall be prepared jointly by Landlord and Tenant which the parties agree are to be corrected by Landlord. Landlord shall use its commercially reasonable efforts to complete and/or repair such “punchlist” items within thirty (30) days.

10. Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of Default by Tenant under the Lease beyond expiration of all applicable notice or cure periods, or a default by Tenant under this Work Letter, has occurred at any time on or before the Substantial Completion of the Initial Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cause cease the construction of the Initial Tenant Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Initial Tenant Improvements caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such Default is cured pursuant to the terms of the Lease.